Exhibit 2.2

Execution Copy

PURCHASE AND SALE AGREEMENT

AMONG

AM BROADCASTING WDWB, INC.

GRANITE BROADCASTING CORPORATION

WXON, INC.

AND

WXON LICENSE, INC.

dated as of

September 8, 2005

i

4.11.	Labor		27
4.12.	Taxes		27
4.13.	Environmental Matters		27
	4.13.1	Environmental Laws	28
	4.13.2	Environmental Permits	28
	4.13.3	Environmental Claims	28
	4.13.4	Releases	28
	4.13.5	Real Property Conditions	28
	4.13.6	Information	28
4.14.	Cable Matters		28
4.15.	Digital Television		29
4.16.	Operations Since Balance Sheet Date		30
4.17.	No Undisclosed Liabilities		31
4.18.	Sufficiency of Assets		31
4.19.	Transactions with Affiliates		31
4.20.	Advertising		31
4.21.	Solvency		32

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER			32
5.1.	Organization and Standing		32
5.2.	Authorization and Binding Obligations		32
5.3.	No Contravention		32
5.4.	Litigation		33
5.5.	Absence of Knowledge as to Certain Facts		33
5.6.	Financial Capacity		33
5.7.	Sophistication; Due Diligence		33
5.8.	Qualifications; Consents		33

ARTICLE VI CONDUCT OF BUSINESS			34
6.1.	Conduct of Business to Closing		34
	6.1.1	Conduct of Business	34
	6.1.2	Organization	34
	6.1.3	Insurance	34
	6.1.4	Transfer of Broadcasting Assets	34
	6.1.5	Financial Statements	34
	6.1.6	Encumbrances	34
	6.1.7	Litigation	35
	6.1.8	Agreements	35
	6.1.9	Consents, Approvals, Amendments and Extensions	35
	6.1.10	Licenses	35
	6.1.11	Other Affirmative Obligations	35
	6.1.12	Other Negative Obligations	36
6.2.	No Shop		37
6.3.	[Intentionally Omitted]		37
6.4.	Access and Information		37
6.5.	Preserve Accuracy of Representations and Warranties; Notification Covenant		38
6.6.	Governmental Consents		38

6.7.	Post-Closing Cooperation		38
	6.7.1	Transition	38
	6.7.2	Tax Returns	38
	6.7.3	Financial Statements	39
6.8.	Supplies		39

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES			39
7.1.	Conditions Precedent to the Obligation of Buyer		39
	7.1.1	FCC Consent and License Renewal	39
	7.1.2	Accuracy of Representations and Warranties	39
	7.1.3	Compliance with Agreement	40
	7.1.4	No Obstructive Proceeding	40
	7.1.5	Authorization	40
	7.1.6	Opinions of Counsel	40
	7.1.7	Certifications	40
	7.1.8	HSRA Waiting Period; Other Governmental Approvals	40
	7.1.9	FIRPTA Affidavits	41
	7.1.10	Removal of Encumbrances	41
	7.1.11	Officers’ Certificates	41
	7.1.12	Consents	41
	7.1.13	Delivery of Instruments of Conveyance and Assignment	41
	7.1.14	FCC Licenses	41
	7.1.15	Material Adverse Effect	41
	7.1.16	Funding	41
7.2.	Conditions to Obligations of Sellers		41
	7.2.1	FCC Consent	41
	7.2.2	Accuracy of Representations and Warranties	41
	7.2.3	Compliance with Agreement	42
	7.2.4	Delivery of Instruments of Assumption	42
	7.2.5	No Obstructive Proceeding	42
	7.2.6	HSRA Waiting Period; Other Governmental Approvals	42
	7.2.7	Authorizations	42
	7.2.8	Officer’s Certificate	42

ARTICLE VIII INSTRUMENTS OF CONVEYANCE AND TRANSFER			42
8.1.	Instruments of Conveyance and Transfer of Real Property		42
8.2.	Instruments of Conveyance and Transfer of Personal Property		43
	8.2.1	Assignment of Leases	43
	8.2.2	Bills of Sale	43
	8.2.3	Assignments of Licenses	43
	8.2.4	Assignments of Contracts; Other Assignments	43

ARTICLE IX EMPLOYEES			43
9.1.	Employment		43
	9.1.1	Seller to Terminate	43
	9.1.2	Buyer to Hire	43
9.2.	Cooperation		44

9.3.	Employee Plans		44
9.4.	401(k) Plan		45
	9.4.1	Transferred Savings Plan	45
	9.4.2	Roll-Over	45
	9.4.3	Interim Payments	45

ARTICLE X RISK OF LOSS; FAILURE OF BROADCAST TRANSMISSION			45
10.1.	Risk of Loss		45
10.2.	Extension of FCC Consent		46
10.3.	Interruption of Broadcast Transmission		46
10.4.	No Limitation		46

ARTICLE XI BOOKS AND RECORDS			46

ARTICLE XII POSSESSION AND CONTROL OF THE STATION			47

ARTICLE XIII BROKERS			47

ARTICLE XIV INDEMNIFICATION			47
14.1.	Survival		47
14.2.	Sellers’ Indemnification – Breach		47
14.3.	Buyer’s Indemnification		48
14.4.	Limitations		49
14.5.	Aggregate Consideration Adjustment		49
14.6.	Method of Asserting Claim		49
	14.6.1	Third-Party Claims	49
	14.6.2	Indemnification Claims by the Parties	50
	14.6.3	Indemnitor’s Obligations	51
14.7.	Recovery		51
14.8.	Subrogation		51
14.9.	Limitation on Liability		51
14.10.	Termination of Indemnification		51
14.11.	Special Damages		51

ARTICLE XV HART-SCOTT-RODINO FILINGS			52

ARTICLE XVI COSTS AND EXPENSES			52

ARTICLE XVII TERMINATION			53
17.1.	Events of Termination		53
	17.1.1	Buyer	53
	17.1.2	Granite	53
	17.1.3	Mutual Consent	53
	17.1.4	By Granite on Breach	53
	17.1.5	By Buyer on Breach	53
	17.1.6	Other	53
17.2.	Effect of Termination		54
	17.2.1	Effect	54
	17.2.2	Generally	54

ARTICLE XVIII NON-COMPETITION; NON-SOLICITATION; AND CONFIDENTIALITY		54
18.1.	Non-Competition; Non-Solicitation	54
18.2.	Confidentiality	54
18.3.	Equitable Relief	54

ARTICLE XIX MISCELLANEOUS		55
19.1.	Grace Period	55
19.2.	Further Assurances	55
19.3.	Notice of Proceedings	55
19.4.	Notices	55
19.5.	Headings and Entire Agreement; Amendment	56
19.6.	Waiver	57
19.7.	Binding Effect and Assignment	57
19.8.	Counterparts	57
19.9.	Exhibits, Schedules and Attachments	57
19.10.	Rights Cumulative	57
19.11.	Governing Law	57
19.12.	Severability	57
19.13.	Third-Party Rights	58
19.14.	Public Announcements	58
19.15.	Confidentiality	58
19.16.	Specific Performance	58

v

EXHIBITS

Exhibit A	-	Form of Opinion of Counsel to Sellers

Exhibit B	-	Commitment Letter

SCHEDULES

Schedule 1-A	-	Leased Real Property of the Station
Schedule 1-B	-	Owned and Leased Tangible Personal Property of the Station
Schedule 1-C	-	Other Operating Contracts of the Station
Schedule 1-D	-	Excluded Assets
Schedule 1-E	-	Seller Knowledge
Schedule 1-F	-	Barter Agreements
Schedule 1-G	-	Trade Agreements
Schedule 1-H	-	Permitted Encumbrances
Schedule 2.2.2	-	Allocation Schedule
Schedule 4.1	-	Foreign Qualifications
Schedule 4.3.1	-	Consents and Waivers
Schedule 4.4.1	-	Real Property
Schedule 4.4.2	-	Encumbrances relating to the Broadcasting Assets
Schedule 4.5.1	-	WDWB Licenses
Schedule 4.5.2	-	Governmental Permits
Schedule 4.6(b)	-	Programming Payments
Schedule 4.7	-	Intellectual Property
Schedule 4.8.2	-	Employment and Vacation Leave
Schedule 4.8.3	-	Employees
Schedule 4.9	-	Financial Statements
Schedule 4.10.1	-	Litigation
Schedule 4.10.2	-	FCC Filings
Schedule 4.14	-	Cable Matters
Schedule 4.16	-	Operations Since the Balance Sheet Date
Schedule 4.17	-	Undisclosed Liabilities
Schedule 4.18	-	Sufficiency of Assets
Schedule 4.19	-	Transactions with Affiliates
Schedule 4.20	-	Advertising
Schedule 6.1.8		Agreements
Schedule 7.1.12	-	Consents

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT, dated as of September 8, 2005, among AM BROADCASTING WDWB, INC., a Delaware corporation (“Buyer”), GRANITE BROADCASTING CORPORATION, a Delaware corporation (“Granite”), WXON, INC., a Delaware corporation (“WXON”), and WXON LICENSE, INC., a Delaware corporation (“WXON Licensee” and collectively with Granite and WXON, “Sellers”).

WITNESSETH:

WHEREAS, Sellers own and operate, under license from the Federal Communications Commission (the “FCC”), television station WDWB(TV), Channel 20, Detroit, Michigan and its auxiliary facilities (the “Station”), including all the Broadcasting Assets (as hereinafter defined);

WHEREAS, WXON and WXON Licensee are wholly owned direct or indirect subsidiaries of Granite;

WHEREAS, WXON Licensee is the holder of the WDWB Licenses (as hereinafter defined);

WHEREAS, Buyer desires to purchase all of the Broadcasting Assets and Sellers desire to sell all of the Broadcasting Assets to Buyer in accordance with the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.          Defined Terms.  As used herein, the following terms have the following meanings:

“Accounting Firm” has the meaning set forth in Section 2.5.2 hereof.

“Accounts Receivable” means all rights of Sellers as of the Closing Date to receive payments (other than any intercompany obligations) arising out of sales of advertising time and other goods and services by the Station occurring in the conduct of the Business (including reimbursements for cooperative advertising for the Station to the extent related to advertising broadcasts prior to the Closing Date, but excluding goods and services to be received pursuant to any Barter Agreement or Trade Agreement) prior to the Closing Date.

“ADR Procedure” has the meaning set forth in Section 14.6.2(c) hereof.

“ADR Service” has the meaning set forth in Section 14.6.2(c) hereof.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person, and, if such a Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such individual’s immediate family and any Person who is controlled by any such member or trust.  As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise).

“Agreed Amount” has the meaning set forth in Section 14.6.2(b) hereof.

“Agreement” means this Purchase and Sale Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Aggregate Consideration” has the meaning set forth in Section 2.2.1 hereof.

“Ancillary Agreement” has the meaning set forth in Section 4.2 hereof.

“Assumed Obligations” has the meaning set forth in Section 2.4.2 hereof.

“Balance Sheet” has the meaning set forth in Section 4.9(a) hereof.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Barter Agreements” means contracts for the sale of time on the Station in exchange for programming, as set forth on Schedule 1-F.

“Broadcasting Assets” means all real, personal and mixed assets, rights, benefits and privileges both tangible and intangible, of every kind, nature and description Used by Sellers in connection with, or pertaining to, or useful in connection with the operation of the Business (other than the Excluded Assets, which are expressly excluded from the definition of Broadcasting Assets and shall be retained by Sellers).  Except as otherwise provided in this Agreement, Broadcasting Assets shall include the following assets existing on the date of this Agreement and all such assets acquired between the date hereof and the Closing as permitted by and subject to the terms of this Agreement:

(a)           all real property, leasehold interests and estates and improvements of every kind and description, together with all buildings, structures and improvements of every nature located thereon including fixtures, auxiliary and translator facilities, transmitting towers, transmitters and antennae, Used by Sellers in connection with the Business as of the date hereof which are set forth in Schedule 1-A hereto and acquired between the date hereof and the Closing as permitted by and subject to the terms of this Agreement;

(b)           all broadcasting and other equipment (including all machinery and computers), office furniture, fixtures, inventory (including all programs, records, tapes, recordings, compact discs and cassettes), office materials and supplies, spare parts, tubes, advertising and promotional materials, engineering plans, vehicles and other tangible personal property of every kind and description Used by Sellers in connection with the Business on the date hereof, which are set forth in Schedule 1-B hereto, and any additions, improvements and replacements thereto between the date hereof and the Closing as permitted by and subject to the terms of this Agreement;

(c)           all Contracts and commitments relating to the Business set forth on Schedules 1-A (Leased Real Property of the Station), 1-B (Owned and Leased Tangible Personal Property of the Station), 1-C (Other Operating Contracts of the Station, 1-G (Trade Agreements) and 1-F (Barter Agreements) and all contracts, agreements and commitments not required to be disclosed on such Schedules pursuant to Section 4.6 hereto (which shall also specify those contracts the assignment of which requires third-party consent), together with all contracts, agreements and commitments which have been entered into between the date hereof and the Closing as permitted by and subject to the terms of this Agreement;

(d)           (i) all WDWB Licenses and (ii) any other Governmental Permit Used by Sellers in connection with the Business as of the date hereof, any additions, renewals and extensions thereto between the date hereof and the Closing as permitted by and subject to the terms of this Agreement, all applications for modification, extension or renewal thereof, and any pending applications for new Governmental Permits, in each case to the extent transferable;

(e)           the books and records of the Business (including computer programs, files, logs, studies, technical information, consulting reports, correspondence and data and financial and other records pertaining to the Business);

(f)            all franchises, trademarks, trademark applications, patents (including continuations, continuations-in-part, reissues, reexamined patents and divisionals), patent applications, tradenames, service marks, service mark applications, all other intellectual property, all call letters, Websites (including Website URLs), domain names, databases, software (including any “off the shelf” or “shrink wrapped” computer software, programs or licenses), copyrights, copyright applications, licenses and similar intangible property rights (and applications therefor) if any, Used by Sellers in connection with the Business as of the date hereof, and those acquired between the date hereof and the Closing as permitted by and subject to the terms of this Agreement, and all of the goodwill, rights, benefits, and privileges associated therewith;

(g)           all orders, arrangements, contracts, understandings and agreements now existing, or entered into as permitted by and subject to the terms of this Agreement between the date hereof and the Closing Date, for the sale of advertising time on the Station, except those which on the Closing Date have already been filled or have expired;

(h)           all programs and programming materials and elements of whatever form or nature owned by Sellers as of the date of this Agreement and Used in connection with the Business, whether recorded on film, tape or any other medium or intended for live performance, television broadcast or other medium and whether completed or in production, and all related common law and statutory intangible rights Used in connection with the Business, set forth and identified in Schedule 1-C, and all program licenses and contracts not listed on Schedule 1-C, which require payments of less than Twenty Five Thousand ($25,000) per contract over the remaining term thereof and One Hundred Fifty Thousand Dollars ($150,000) per year in the aggregate over the remaining term thereof, together with all such programs, materials, elements and intangible rights acquired by Sellers in connection with the Business as permitted by and subject to the terms of this Agreement between the date hereof and the Closing Date;

(i)            all prepaid rentals and other prepaid expenses and receivables and any other current assets arising in connection with the Business allocated to Buyer in accordance with Section 2.5 hereof;

(j)            all goods, assets, rights and services due to Sellers under all Trade Agreements and Barter Agreements of the Station that have been entered into as of the date hereof or will be entered into as permitted by and subject to the terms of this Agreement between the date hereof and the Closing Date;

(k)           all advertising customer lists, mailing lists, processes, trade secrets, know-how and other proprietary or confidential information Used in or relating to the Business;

(l)            any rights, claims or causes of action of Sellers against third parties arising in connection with or relating to the Business other than those relating to Excluded Assets or Excluded Liabilities;

(m)          all jingles, slogans, commercials and other promotional materials Used in or relating to the Business;

(n)           all rights and claims relating to any other Broadcasting Asset or any Assumed Obligation, including all guarantees, warranties, indemnities and similar rights in favor of Sellers in respect of any Assumed Obligation;

(o)           all other assets not referenced above that are reflected on the Balance Sheet, other than Excluded Assets and those assets disposed of or converted into cash after the Balance Sheet Date in the ordinary course of the Business;

(p)           all Sellers’ goodwill in, and going concern value of, the Station; and

(q)           all other assets Used in connection with the Station.

“Business” means the ownership and operation of the Station and the Broadcasting Assets.

“Buyer” has the meaning set forth in the recitals hereto.

“Buyer Pro Rata Amount” has the meaning set forth in Section 2.5.1 hereof.

“Cable Act Requirements” has the meaning set forth in Section 4.14(b) hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 - 9675, and the regulations thereunder, as in effect from time to time.

“Claim Notice” has the meaning set forth in Section 14.6.2(a) hereof.

“Claimed Amount” has the meaning set forth in Section 14.6.2(a) hereof.

“Closing” means the consummation of the transactions contemplated hereby on the Closing Date.

“Closing Date” means the day on which the transactions contemplated by this Agreement are consummated, which shall be a time and business date to be selected by Buyer and Granite, which date shall not be less than two (2) nor more than ten (10) calendar days after the date on which the conditions specified in Article VII hereof (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) shall have been met or waived by the beneficiary thereof, unless otherwise provided for herein or if Buyer and Granite mutually agree to a different time and date.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, as in effect from time to time.

“Communications Act” means the Communications Act of 1934, as amended.

“Communication Laws” means the Communications Act, together with the FCC Rules, as in effect from time to time.

“Company Welfare Plans” has the meaning set forth in Section 9.3 hereof.

“Contracts” has the meaning set forth in Section 4.6 hereof.

“Controlling Party” has the meaning set forth in Section 14.6.1(b) hereof.

“Damages” has the meaning set forth in Section 14.2(a) hereof.

“Dispute” has the meaning set forth in Section 14.6.2(b) hereof.

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Effective Time” means 12:01 a.m. on the Closing Date.

“Employee Plan” means any employee benefit plan, as defined in section 3(3) of ERISA (as hereinafter defined), including defined benefit pension plans, defined contribution pension plans, and medical and other welfare plans, and any retirement, deferred compensation, medical, dental, cafeteria, stock purchase, stock option, savings, severance, bonus, incentive, vacation, or other benefit plan agreement, program, or arrangement, whether or not subject to ERISA.

“Encumbrances” means any mortgage, deed of trust, pledge, lien, security interest, charge, option, warrant, purchase right, encumbrance, conditional sale or other installment sales agreement, title retention agreement, device or arrangement or transfer for security for the payment of any indebtedness or any other encumbrance affecting any assets or property.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, Orders, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person (including any Governmental Authority), alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising under Environmental Laws, including but not limited to those based on or resulting from the Business and (a) the presence, Release or threatened Release of any Hazardous Materials at any location at which Hazardous Materials from Sellers’ operations are, or are alleged to be, present; or (b) any violation or alleged violation of any Environmental Law or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release or threatened Release by Sellers of any Hazardous Materials.

“Environmental Laws” means any applicable statute, enactment, ordinance, rule, regulation, decision, judgment, decree, permit or license, whether local, state, territorial or national, each as in force or effect as of the Closing:

(a)           relating to Releases or threatened Releases of Hazardous Materials into air, water, or land;

(b)           relating to the use, treatment, storage, disposal, handling, manufacturing or shipment of Hazardous Material;

(c)           relating to the regulation of storage tanks; or

(d)           otherwise relating to pollution or protection of human health and the environment.

“Environmental Permits” means all permits, licenses, registrations, approvals and other governmental authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.

“Excluded Assets” means: (a) cash or cash equivalents on hand and in bank accounts of any of the Sellers; (b) except as set forth in Article X, Sellers’ prepaid business (including, liability, business interruption and the like), group and other insurance policies, premiums and recoveries; (c) assets of Granite and its Affiliates not located in or about Detroit, Michigan and any assets of Granite or its Affiliates not Used in the operations of the Station; (d) all rights and claims of Sellers to the extent relating to any other Excluded Asset or any Retained Liability or any obligation of Sellers to indemnify Buyer, including all guarantees, warranties, indemnities and similar rights in favor of Sellers in respect of any other Excluded Asset or any Retained Liability or any obligation of Sellers to indemnify Buyer; (e) all Accounts Receivable; (f) all

Employee Plans of Sellers; and (g) the assets, Contracts and other agreements set forth on Schedule 1-D hereto.

“FCC” means the United States Federal Communications Commission or any successor agency.

“FCC Application” has the meaning set forth in Article III hereof.

“FCC Consent” means an action by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority), granting its consent to the assignment of the WDWB Licenses to Buyer.

“FCC Rules” means the rules, regulations and policies promulgated under the Communications Act, by the FCC, as in effect from time to time.

“Final Order” means that an action taken by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC with comparable effect shall be pending and as to which the time for filing any such petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC shall have expired or otherwise terminated.

“FTC” means the United States Federal Trade Commission or any successor agency.

“GAAP” means generally accepted accounting principles in effect in the United States of America, which are consistently applied by Sellers throughout the periods involved.

“Governmental Authority” means any court or federal, state, municipal or other governmental authority, department, commission, board, agency or instrumentality, foreign or domestic.

“Governmental Permits” means all licenses, consents, franchises, permits, certificates, approvals, Orders or other similar authorizations, including the WDWB Licenses, issued by a Governmental Authority.

“Granite” has the meaning set forth in the recitals hereto.

“Hazardous Materials” means contaminants, materials or wastes, chemicals, substances, constituents, pollutants or related material, whether solids, liquids, or gases, including asbestos, petroleum, petroleum products, MTBE, polychlorinated biphenyls, mold and any materials defined or regulated under § 101(14) of CERCLA; RCRA; the Toxic Substances Control Act, 15 U.S.C. §S 2601 - 2671; the Safe Drinking Water Act, 42 U.S.C. §§ 300f - 300j-ll; the Clean Air Act, 42 U.S.C. §§ 7401 - 7671q; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 - 1387; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 11050; each as amended, or any similar Environmental Laws.

“HSRA” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, as in effect from time to time.

“Indemnified Person” has the meaning set forth in Section 14.6.1(a) hereof.

“Indemnifying Person” has the meaning set forth in Section 14.6.1(a) hereof.

“Indemnity Basket” has the meaning set forth in Section 14.2(c) hereof.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under (a) any provision of the Bankruptcy Code, (b) any other state or federal bankruptcy or insolvency Law or (c) any other countries’ bankruptcy, dissolution, liquidation, winding up or insolvency law; receiverships; assignments for the benefit of creditors; formal or informal moratoria; compositions; extensions generally with creditors; or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” has the meaning set forth in Section 4.7(a) hereof.

“knowledge” means in the case of Sellers, the actual knowledge of the individuals listed on Schedule 1-E hereto; and in the case of Buyer, the actual knowledge of the individuals listed on Schedule 1-E hereto.

“Law” means any law, statutes, constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended and now in effect.

“Leave Employees” has the meaning set forth in Section 9.1 hereof.

“Liabilities” means, as to any Person, all obligations, indebtedness, commitments, and other items constituting “liabilities” whether or not actually reflected, or required by GAAP to be reflected, in such Person’s balance sheets or other books and records, whether direct or indirect, absolute, accrued, contingent, vested or otherwise.

“License Renewal” means the application filed with the FCC with respect to the WDWB Licenses seeking renewal of the WDWB Licenses.

“Market Cable System” means any U.S. cable television system within the Station’s market, as defined in 47 C.F.R. § 76.55(e).

“Material Adverse Change” or “Material Adverse Effect” means any change or effect that is materially adverse to the Business or the Broadcasting Assets taken as a whole; provided, however, that the term “Material Adverse Change” and “Material Adverse Effect” shall not include effects, events, circumstances or changes arising out of or resulting from (a) changes in economic conditions in the U.S. or Detroit, Michigan economies, (b) changes in the United States broadcasting industry in general, except to the extent the Business taken as a whole, is affected in a disproportionate manner as compared to other companies in the same industry, (c) the announcement of this Agreement or the transactions contemplated by this Agreement, or (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement.

“Non-controlling Party” has the meaning set forth in Section 14.6.1(b) hereof.

“Notice of Disagreement” has the meaning set forth in Section 2.5.2 hereof.

“Order” means any judgment, writ, decree, award, compliance agreement, injunction or judicial or administrative order and determination of any Governmental Authority or arbitrator.

“Permitted Encumbrances” shall mean (a) encumbrances for Taxes not yet due and payable, (b) liens for inchoate, mechanics’ and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business for sums not yet due or payable, (c) encroachments, easements, rights of way, building and use restrictions, exceptions, reservations and other non-monetary encumbrances on the real property constituting part of the Broadcasting Assets in each case that appear in the public real property records (or that would be disclosed by a survey) and that do not in any material respect adversely affect, impair or interfere with the use of the property subject thereto for the operation of the Station, (d) liens filed in connection with capital leases, (e) encumbrances listed on Schedule 1-H, (f) any lien, charge, encumbrance, contract, agreement, instrument, obligation, defect, irregularity or other matter not otherwise constituting a Permitted Encumbrance that is referenced or reflected in any title commitment obtained by Buyer prior to Closing, to the extent Buyer does not assert such matter as a title defect by written notice to Sellers prior to the Closing, (g) encumbrances (including, without limitation, fee mortgages or ground leases) affecting Seller’s Leased Real Property and/or any Real Property Lease, not created or granted by Sellers, and (h) any liens or security interests created by Law or reserved in leases, rights of way or other real property interests for rental or for compliance with the terms of such leases, rights of way or other real property interests, provided payment of the debt secured is not delinquent or, if delinquent, is being contested in good faith in the ordinary course of business.

“Person” shall mean any natural person, corporation, partnership, limited liability company, firm, joint venture, joint-stock company, trust, association, unincorporated entity of any kind, trust, governmental or regulatory body or other entity.

“Potential Acquiror” has the meaning set forth in Section 6.2 hereof.

“Proceeds” has the meaning set forth in Section 10.1 hereof.

“Program Rights” means all rights of any Seller presently existing or obtained after the date of this Agreement and prior to the Effective Time in accordance with the terms of this Agreement, to broadcast television programs or shows as part of the Station’s programming, including all film and program barter agreements, sports rights agreements, news rights or service agreements and syndication agreements.

 “RCRA” means the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 - 6992k, and the regulations thereunder, as in effect from time to time.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Response” has the meaning set forth in Section 14.6.2(b) hereof.

“Retained Liabilities” means all Liabilities of Sellers that are not Assumed Obligations, including:

(a)           any intercompany or intracompany debts, obligations or Liabilities or any debts, obligations or Liabilities owing from any Seller or any of its Affiliates to Seller or any of its Affiliates;

(b)           any Liability of Sellers for Taxes whether or not shown on a Tax return;

(c)           any Liability for Taxes arising from the transfer of the Broadcasting Assets and the consummation of the other transactions contemplated by this Agreement;

(d)           any Liability of the Sellers for the unpaid taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise;

(e)           any Liabilities arising from or related to the ownership, operation or use of the Business and/or the Broadcasting Assets prior to Closing;

(f)            Environmental Claims or other Liabilities of Seller or arising out of the operation of the Business prior to Closing or arising under or relating to violations of Environmental Laws or Releases prior to the Closing;

(g)           amounts payable for business (including casualty, liability, business interruption and the like) or group insurance premiums;

(h)           Liabilities under any Employee Plan of Granite or any Affiliate of Granite;

(i)            any Liability with respect to the period prior to the Closing Date in respect of or that may become owed to employees of the Business;

(j)            any funded indebtedness or other Liabilities relating to borrowed money or other evidence of indebtedness (and all guarantees or other contingent obligations related thereto), whether or not disclosed in this Agreement or otherwise, of Sellers or any of their respective Affiliates;

(k)           any Liability arising out of or relating to any stay bonus, severance plan or agreement, special waiting bonus or special retention plan or agreement and any Liabilities for accrued vacation, sick or personal days or for severance owed or payable to any employee of Sellers, regardless of whether such employee is a Transferred Employee;

(l)            any Liabilities for legal, accounting or broker’s fees incurred by Sellers in connection with this Agreement and/or the consummation of the sale transaction contemplated hereby;

(m)          all Liabilities relating to any of the Excluded Assets;

(n)           any Liabilities of Sellers arising under this Agreement; and

(o)           any Liability which is otherwise specifically retained by Sellers pursuant hereto.

“Savings Plan” has the meaning set forth in Section 9.4.1 hereof.

“Savings Plan Employees” has the meaning set forth in Section 9.4.1 hereof.

“Seller Pro Rata Amount” has the meaning set forth in Section 2.5.1 hereof.

“Sellers” has the meaning set forth in the recitals hereto.

“Settlement Statement” has the meaning set forth in Section 2.5.2 hereof.

“Solvent” means, with respect to a particular date, that on such date (a) the present fair market value (or present fair saleable value) of the assets of Granite and its subsidiaries taken as a whole is, in each case, not less than the total amount required to pay the liabilities of such entity on its total existing debts and liabilities (including contingent liabilities) as such liabilities become absolute and matured; (b) Granite and its subsidiaries taken as a whole are, in each case, able to pay its debts and other liabilities, contingent obligations and commitments as such liabilities mature and become due in the normal course of business taking into account the timing of and amounts of cash to be received by such entity and the timing of and amounts of cash to be payable on or in respect of the debt and the other liabilities, contingent obligations and commitments of such entity; (c) assuming consummation of the transactions contemplated by this Agreement, neither Granite nor any such subsidiary is incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (d) neither Granite nor any such subsidiary is engaged in any business or transaction, and neither Granite nor any such subsidiary proposes to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Granite and each such subsidiary is engaged; and (e) neither Granite nor any such subsidiary is a defendant in any civil action that would reasonably be expected to result in a judgment that Granite or any such subsidiary is or would become unable to satisfy.

“Station” has the meaning set forth in the recitals hereto.

“Tax” or “Taxes” means all federal, state, local, or foreign income, franchise, estimated income, gross receipts, employment, license, payroll, excise, severance, stamp, social security, unemployment, real property, personal property, sales, use, transfer, occupation, withholding taxes, or other tax of any kind whatsoever, including any interest, penalties and additions in connection therewith, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” has the meaning set forth in Section 4.7(d) hereof.

“Third-Party Claim” has the meaning set forth in Section 14.6.1(a) hereof.

“Trade Agreements” means Contracts for the sale of time on the Station in exchange for merchandise or services used for the benefit of the Station, other than Barter Agreements, as set forth on Schedule 1-G.

“Transferred Employees” has the meaning set forth in Section 9.1 hereof.

“Used” means (a) owned, (b) leased, (c) licensed, (d) held and used, (e) held for use or (f) otherwise have a proprietary right or interest in, in each case, by any Seller or its Affiliates.

 “WDWB Employees” has the meaning set forth in Section 4.8.3 hereof.

“WDWB Licenses” means all licenses, permits and other authorizations issued or granted by the FCC and held by WXON Licensee for the ownership and operation of the Station including those listed on Schedule 4.5.1, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Closing.

“WXON” has the meaning set forth in the recitals hereto.

 “WXON Licensee” has the meaning set forth in the recitals hereto.

1.2.          Accounting Terms.  All terms of an accounting nature not specifically defined herein shall have the respective meanings given to them under GAAP.

1.3.          Other Definition Provisions.  The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa.  The words “herein,” “hereof,” “hereunder,” “hereto” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (b) the word “or” is not exclusive.

ARTICLE II
PURCHASE OF BROADCASTING ASSETS,
PURCHASE PRICE AND METHOD OF PAYMENT

2.1.          Purchase of Broadcasting Assets.  Subject to the terms and upon satisfaction of the conditions contained in this Agreement, at the Closing:

(a)           Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, all of each such Seller’s rights, title and interests in the Broadcasting Assets (excluding the WDWB Licenses) free and clear of all Encumbrances (other than Permitted Encumbrances);

(b)           WXON Licensee shall assign and deliver to Buyer, and Buyer shall accept assignment from WXON Licensee of, the WDWB Licenses; and

(c)           Sellers shall transfer and deliver to Buyer, and Buyer shall assume, the Assumed Obligations in accordance with Section 2.4 hereof.

The Closing shall take place at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, VA 22102, or such other place as Buyer and Granite may agree.

2.2.          Consideration; Allocation of Aggregate Consideration.

2.2.1        Aggregate Consideration.  For and in full consideration of the assignments, conveyances, transfers, and covenants described herein, at the Closing Buyer shall (a) pay to Sellers an amount equal to Ninety-Seven Million Five Hundred Thousand Dollars ($97,500,000), adjusted as provided in Section 2.5 below (the “Aggregate Consideration”), of which Ninety-Six Million Two Hundred Fifty Thousand Dollars ($96,250,000) shall be paid by wire transfer of immediately available funds to such account as Granite shall designate in writing to Buyer not less than two business days prior to the Closing Date, and One Million Two Hundred Fifty Thousand Dollars ($1,250,000) shall be paid in membership interests of AM Media Holdings, LLC, the parent company of Buyer, and (b) assume the Assumed Obligations.

2.2.2        Allocation of Aggregate Consideration.  The parties hereby agree that they shall allocate the Aggregate Consideration (and other amounts, including Assumed Obligations, taken into account as purchase price for Tax accounting purposes) among the Broadcasting Assets and the noncompetition covenant contained in Section 18.1 in accordance with Schedule 2.2.2 hereto.  Buyer and Granite will conform to the same allocation, and will utilize such allocation consistently for tax accounting purposes.  Buyer and Granite shall report, act and file Tax Returns (including, but not limited to, Internal Revenue Form 8594) in all respects and for all purposes consistent with such allocation.  Neither Buyer nor Granite shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do by applicable Law.  If any taxing authority makes or proposes to make an allocation in a manner that differs materially from that described in this Section 2.2.2, the parties each shall have the right, at each such party’s election and expense, to contest such taxing authority’s determination.  In the event of such a contest, the other party agrees to cooperate reasonably with the contesting party but such other party shall have the right to file such protective claims or take such other actions as may reasonably be required to protect its interests.

2.3.          Accounts Receivable.  On the Closing Date, Granite shall deliver to Buyer a statement listing all Accounts Receivable.  During the period commencing with the Closing Date and ending the 120th calendar day after the Closing Date, Buyer shall use commercially reasonable efforts to collect the Accounts Receivable consistent with its practices for collection of its own accounts receivable; provided, that, Buyer shall be under no obligation to commence or not to commence litigation or legal action to effect collection and may make any adjustment, concession or settlement which in the good faith judgment of Buyer is commercially reasonable; provided, further, that in no event shall Buyer incur any Liability for any failure to collect any Accounts Receivable except for its willful breach of this Section 2.3.  Buyer shall remit to Granite all amounts collected by Buyer with respect to the Accounts Receivable in accordance with the following schedule: (a) on or before the 20th day of the first complete calendar month after the Closing Date, remit all amounts collected up to the end of the previous month; and

(b) on or before the 20th day of each succeeding month, remit all amounts collected during the month previous thereto; less, in the case of clauses (a) and (b) above, any sales commissions or collection costs paid by Buyer or its Affiliates in the ordinary course of business consistent with past practices of Sellers during the respective periods with respect to such Accounts Receivable.  Buyer shall hold all such amounts so collected in trust for Granite in a separate account, and with each remittance, Buyer shall furnish a statement of the amounts collected and the Persons from whom such amounts were collected.  Notwithstanding the foregoing, Buyer shall be entitled to retain and be under no obligation to remit to Sellers any amounts (including any accounts receivable) received by Buyer (or its Affiliates), and Sellers shall cause any amounts (including any accounts receivable) received by Sellers (or their Affiliates) to be promptly remitted to Buyer, in either case that are (i) attributable to the Business after the Closing Date or (ii) attributable to any business (other than the Business) of Buyer (or its Affiliates); provided, that, absent specific direction from the Account Receivable counterparty, all payments received by Buyer shall be first applied to the oldest non-disputed Accounts Receivable of Sellers and Buyer shall not make any request of such counterparty inconsistent with such application to the oldest Accounts Receivable.

Buyer’s obligations to collect the Accounts Receivable shall expire as of midnight on the 120th day following the Closing Date.  Within ten (10) business days thereafter, Buyer shall remit to Granite all amounts collected from the Closing Date until the date thereof with respect to the Accounts Receivable to the extent not previously remitted to Granite.  Upon expiration of Buyer’s collection obligation under this Section 2.3, Buyer shall turn over to Granite all documents and records evidencing (a) the Accounts Receivable which were paid to Granite hereunder and (b) the Accounts Receivable which remain uncollected, and Granite shall assume responsibility for collection of any remaining Accounts Receivable for its own account.

2.4.          Assumption of Obligations.

2.4.1        Limitation on Assumption of Obligations.  Except as set forth in Section 2.4.2 below, Buyer expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transactions contemplated hereunder any Liabilities or obligations of Sellers of any nature whatsoever, including the Retained Liabilities.  Sellers shall pay, perform and discharge the Retained Liabilities.

2.4.2        Assumed Obligations Relating to the Station.  Subject to the provisions of Section 2.4.3 below, at the Closing, Buyer shall assume and timely pay or perform the following obligations (collectively, the “Assumed Obligations”): (a) the obligations of Sellers to the extent related to or arising in connection with the Business as of and after, and related to the period as of and after, the Closing Date, under all Contracts, except in each case, to the extent such Liabilities, but for breach or default by Sellers, would have been paid, performed or otherwise discharged prior to the Closing Date or to the extent such Liabilities arise out of any such breach or default; (b) any Liabilities exclusively relating to the Business that arise with respect to events occurring on or after the Closing Date, and related to the period from and after the Closing Date other than as a result of (i) any breach or inaccuracy of any representation, warranty, covenant or obligation of any Seller under this Agreement or (ii) any other action taken by any Seller (or their Affiliates) which action is not specifically prohibited by the terms of this

Agreement; (c) all Liabilities to be assumed by or the responsibility of Buyer as set forth in Article IX hereof; and (d) Seller Pro Rata Amount.

2.4.3        Substitution Where Not Transferable.  If Sellers shall be unable, on or prior to the Closing, to obtain a consent necessary for the assignment of the applicable Seller’s title to, interest in and rights under any Contract to be assigned hereunder, then Sellers and Buyer will use reasonable good faith efforts (a) to enter into a reasonable arrangement designed to enable the applicable Seller to perform its obligations thereunder, and to provide for the assignment and assumption by Buyer of the benefits, risks and burdens of, any such Contract, including enforcement at the cost and for the account of Buyer of any and all rights of the applicable Seller against the other party thereto arising out of the future cancellation thereof after the Closing by such other party and (b) to obtain or cause to be obtained, as expeditiously as possible, the written consent of the other parties to such Contract for the assignment or, if required, novation thereof to Buyer or, alternatively, written confirmation from such parties that such consent is not required.  As and when after the Closing Date, title to, interest in and rights under any such Contract become transferable, the assignment to Buyer by the applicable Seller of any title to, interest in and rights under such Contract shall be deemed effective at the time such consent or approval is effective, without any further action by Buyer or Sellers.  Notwithstanding anything to the contrary contained in this Agreement, (a) the sole Closing conditions relating to obtaining any consents, approvals or authorizations of third parties (other than Governmental Authorities) are contained in Section 7.1.12 hereof and (b) Buyer will not be required to assume any contract, agreement or commitment that is an Excluded Asset.

2.5.          Aggregate Consideration Adjustment.

2.5.1        General Proration.  Except as otherwise expressly specified in this Agreement, the operation of the Business and the income and normal operating expenses, including accrued liabilities (including any accrued payment obligations under Contracts) and prepaid expenses, attributable thereto through the Effective Time shall be for the account of Sellers and thereafter for the account of Buyer (for purposes of this Section 2.5, all unused vacation leave pursuant to Section 9.3 will be treated as accrued liabilities).  Expenses for goods or services received both before and after the Effective Time, real and personal property Taxes and assessments, power and utilities charges and rents and similar prepaid and deferred items shall be prorated, based on the number of days, between Sellers and Buyer as of the Effective Time.  All special assessments and similar charges or liens imposed against the Broadcasting Assets and/or the WDWB Licenses in respect of any period of time through the Effective Time, whether payable in installments or otherwise, shall be the responsibility of Sellers, and amounts with respect to such special assessments, charges or liens in respect of any period of time after the Effective Time shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder.

No adjustment or proration shall be made in favor of Sellers for any amount by which the fair market value of the goods or services to be received by the Station under any Trade Agreements or Barter Agreements as of the Effective Time exceeds the fair market value of any advertising time remaining to be run by the Station.  An adjustment and proration shall be made in favor of Buyer to the extent that the amount of any advertising time remaining to be run by the Station under any Trade Agreements or Barter Agreements as of the Effective Time exceeds by more than Fifty Thousand Dollars ($50,000.00) in the aggregate the fair market value of the goods or services to be received by the Station as of the Effective Time.

For purposes of the Aggregate Consideration adjustment procedure set forth in Section 2.5.2, (a) the aggregate total of the amounts allocable to the conduct of the Business prior to the Effective Time but payable after the Closing (and not paid prior to the Closing) shall be referred to as the “Seller Pro Rata Amount” and (b) the aggregate total of the amounts allocable to the conduct of the Business following the Effective Time but paid prior to the Closing shall be referred to as the “Buyer Pro Rata Amount.”

Notwithstanding the foregoing, there shall be no adjustment for, and Sellers shall be responsible for (a) any overdue amounts under any Contracts relating to Program Rights to the extent relating to periods prior to the Closing, (b) any payments that contractually have been deferred but for which a Seller has received the benefit of the asset to which they relate prior to Closing and (c) any Retained Liabilities.

The items included in the revenues and expenses referred to above shall be calculated in accordance with GAAP as consistently applied by Sellers.

2.5.2        Procedure.

(a)           Not more than ten (10) business days and not less than three (3) business days prior to the Closing Date, Granite shall provide Buyer with an estimated balance sheet and income statement of the Station as of the Effective Time and a statement based on such financial statement setting forth good faith estimates of the Seller Pro Rata Amount and the Buyer Pro Rata Amount (and all information reasonably necessary to determine the accuracy of such estimate) on the basis of the then most recently available month-end financial statements of the Station.  Absent manifest error, (i) in the event that the estimated Buyer Pro Rata Amount exceeds the estimated Seller Pro Rata Amount, the Aggregate Consideration payable by Buyer at the Closing shall be increased by an amount equal to such excess, and (ii) in the event that the estimated Seller Pro Rata Amount exceeds the estimated Buyer Pro Rata Amount, the Aggregate Consideration payable by Buyer at the Closing shall be decreased by an amount equal to such excess.

(b)           Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Granite the definitive final balance sheet and income statement of the Station as of the Effective Time and a statement based on such financial statements setting forth Buyer’s calculations of the Seller Pro Rata Amount and the Buyer Pro Rata Amount (and all information reasonably necessary to determine the accuracy of such calculations) (the “Settlement Statement”).  During the 45-day period following Granite’s receipt of the Settlement Statement, Granite and its independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of Buyer relating to the Settlement Statement and (ii) any supporting schedules, analyses and other documentation relating to the Settlement Statement.  The Settlement Statement shall become final and binding upon the parties on the forty-fifth (45th) day following delivery thereof, unless Granite gives written notice of its disagreement with the Settlement Statement (“Notice of Disagreement”) to Buyer on or prior to such date setting forth in reasonable detail the nature of any disagreement so asserted.  If a Notice of

Disagreement complying with the preceding sentence is received by Buyer in the period specified, then the Settlement Statement (as revised in accordance with clause (A) or (B) of this sentence) shall become final and binding upon the parties on the earlier of (A) the date Buyer and Granite resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(c)           Within ten (10) business days after the Settlement Statement becomes final and binding upon the parties, (i) in the event that the final calculations of the Seller Pro Rata Amount and the Buyer Pro Rata Amount would have resulted in a Aggregate Consideration that is in excess of the Aggregate Consideration actually paid by Buyer at the Closing, Buyer shall promptly pay the amount of such excess to Granite via wire transfer of immediately available funds, or (ii) in the event that the final calculations of the Seller Pro Rata Amount and the Buyer Pro Rata Amount would have resulted in a Aggregate Consideration that is less than the Aggregate Consideration actually paid by Buyer at the Closing, Granite shall promptly pay the amount of such shortfall to Buyer via wire transfer of immediately available funds.

(d)           During the 30-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, Buyer and Granite shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  During such period, Buyer and its independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of Granite relating to the Notice of Disagreement and (ii) any supporting schedules, analyses and documentation relating to the Notice of Disagreement.  If, at the end of such 30-day period, Buyer and Granite have not so resolved such differences, Buyer and Granite shall submit to an independent accounting firm (the “Accounting Firm”) for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement.  The Accounting Firm shall be a mutually acceptable internationally recognized independent public accounting firm agreed upon by Granite and Buyer in writing, which Accounting Firm shall not have been the auditing firm of Buyer or Granite during the fiscal year 2003 or 2004.  Buyer and Granite shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm.  Buyer and Granite agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.5 shall be borne by Buyer and Granite in inverse proportion to the extent one party or the other may prevail on each matter resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.  The fees and expenses (if any) of Buyer’s independent auditors incurred in connection with the preparation of the Settlement Statement and the review of any Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Granite’s independent auditors incurred in connection with their review of the Settlement Statement and the preparation of any Notice of Disagreement shall be borne by Granite.

ARTICLE III
FCC CONSENT

Within ten (10) days following the execution of this Agreement, the parties shall file with the FCC a complete and accurate application requesting the consent of the FCC to the assignment of the WDWB Licenses from WXON Licensee to Buyer as contemplated herein (the “FCC Application”).  The parties hereto will cooperate in the preparation of the FCC Application (including the furnishing to each other of copies of the drafts of such FCC Application prior to filing) and will use their commercially reasonable efforts to prosecute the FCC Application and to obtain promptly the requested consent and approval of the FCC to the assignment of the WDWB Licenses.  Any fees assessed by the FCC incident to the filing, prosecution or granting of the FCC Application shall be borne one-half by Buyer and one-half by Sellers.  The parties hereto shall make available to one another, promptly after the filing thereof, copies of all correspondence, amendments, and reports filed after the date hereof and on or prior to the Closing Date with the FCC by any parties hereto, as the case may be, in respect of the Station.  Each party shall notify the other parties hereto in the event it obtains knowledge of any other facts, actions, communications, or occurrences that might directly or indirectly affect the parties’ intent or ability to obtain prompt FCC approval of the transactions contemplated by this Agreement.  Buyer and Sellers shall use commercially reasonable efforts to oppose any petitions to deny or other objections filed with respect to the FCC Application; provided, however, that neither Buyer nor any Seller shall have any obligation to participate in an evidentiary hearing on the FCC Application.  If the parties mutually agree, Buyer and Sellers shall appeal or otherwise seek review of any action of the FCC denying the FCC Application, by filing an appropriate request for appeal or review with the FCC or a court of competent jurisdiction, as the case may be.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules delivered by Sellers (it being agreed that any matter disclosed with respect to one Section of this Agreement in a Schedule delivered by Sellers shall be deemed to have been disclosed with respect to each other Section of this Agreement to the extent the disclosure of such matter is responsive to such other Section and the relevance of such matter to such other Section is reasonably discernable from the information disclosed), Sellers, jointly and severally, represent and warrant to Buyer that:

4.1.          Organization and Standing.  Each of the Sellers: (a) is duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Delaware; (b) has the requisite corporate power and authority to enter into and perform this Agreement and the Ancillary Agreements (as defined below) to which it will be a party, to conduct the Business, and to own, lease and operate its business and assets (including the Broadcasting Assets) and to carry on its business as now being conducted under its existing agreements and to perform the obligations required to be performed by it hereunder to consummate the transactions contemplated hereby; and (c) is duly qualified to do business and in good standing in every jurisdiction in which the nature of the business conducted by the Station or the ownership of the Broadcasting Assets requires such qualification (including those jurisdictions set forth on Schedule 4.1), except where the failure to so qualify would not have a Material Adverse Effect.

Other than Granite’s interest in the Station and WXON Licensee, none of the Sellers directly or indirectly, (a) owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity which is involved in or relates to the Business, or (b) otherwise controls any such corporation, partnership, joint venture or other entity which is involved in or relates to the Business.

4.2.          Authorization and Binding Obligations.  The execution, delivery and performance by each Seller of this Agreement and the other agreements, instruments and documents contemplated by this Agreement (each, an “Ancillary Agreement” and collectively, the “Ancillary Agreements”) to which a Seller will be a party are within the corporate powers of such Seller and have been duly and validly authorized by all necessary corporate and stockholder action on the part of such Seller.  No stockholder action or approval is required under applicable Law by Granite to execute, deliver and perform this Agreement or any Ancillary Agreement to which it is or will be a party or to consummate the transaction contemplated hereby.  This Agreement has been and each Ancillary Agreement to which a Seller will be a party will be on or prior to Closing, duly executed and delivered by each Seller that is or will be a party thereto and constitutes (or, in the case of each Ancillary Agreement to which a Seller will be a party, when executed and delivered, will constitute) a valid and binding agreement of each Seller that is or will be a party thereto enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

4.3.          No Contravention; Consents.

4.3.1        No Contravention.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which a Seller will be a party, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and each Ancillary Agreement by each Seller that is or will be a party thereto do not and will not, after the giving of notice, or the lapse of time, or otherwise: (a) conflict with, result in a breach of the terms of or contravene, the certificate of incorporation or bylaws of any Seller or any other document relating to any Seller’s governance; (b) subject to obtaining the consents and waivers and taking the actions on Schedule 4.3.1, result in the breach of, constitute a default under, conflict with, result in the termination of, result in any loss of rights under, or create or result in any acceleration or right to accelerate, any material agreement or other instrument to which any Seller is a party or by which the property of any Seller is bound or affect or result in the creation of any Encumbrance upon any of the Broadcasting Assets; or (c) subject to the governmental filings and other matters referred to in Section 4.3.2 hereof, violate or conflict with any Laws, Orders, permits, licenses or authorizations applicable to any Seller or any of its assets, including the Communications Act, except, in the case of clauses (b) and (c), as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.3.2        Consents.  Except as set forth in Schedule 4.3.1 or as required under the Communications Act or HSRA, no Seller is required to obtain any material consent, approval, authorization or waiver from, or make any material filing or provide any material notice to, any third party or Governmental Authority in connection with the execution, delivery or performance by Sellers of this Agreement and the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

4.4.          Title to Assets and Other Property Matters.

4.4.1        Real Property.  On the Closing Date, each Seller will have and will convey to Buyer good and marketable title to the leasehold estates, and valid and existing leasehold interests, in each case in all real property leased by such Seller listed on Schedule 1-A and to be transferred by it hereunder, free and clear of all Encumbrances, except for Permitted Encumbrances.

Sellers do not own (or have any option or right to acquire) any real estate that is used in the operations of the Station.  Schedule 1-A sets forth a complete and correct list of all real estate (other than Excluded Assets) leased by Sellers that is Used in the operations of the Station and/or is included in the Broadcasting Assets (the “Leased Real Property”).  Except as set forth on Schedule 4.4.1, Sellers have the exclusive right to use and occupy the Leased Real Property subject to the terms of each Real Property Lease.  The applicable Seller represents that with respect to the Leased Real Property, during the period of time which such Seller has occupied such property, no encumbrance or other title matter affecting such Leased Real Property has materially and adversely affected Seller’s use of such real property for the purpose of conducting Seller’s Business thereon.  The applicable Seller enjoys, in all material respects, peaceful and undisturbed possession of the Leased Real Property subject to the terms of each Real Property Lease.  Sellers have made available to the Buyer, true and complete copies of the leases and all amendments, modifications, extensions and waivers relating thereto, pertaining to each parcel of Leased Real Property except for (a) Real Property Leases not material to the operation of the Station entered into by Sellers in the ordinary course of business and terminable by a Seller on thirty (30) days’ notice and without material obligations or Liabilities, (b) Real Property Leases not material to the operation of the Station entered into by a Seller in the ordinary course of business providing for aggregate payments of less than $25,000 over the remaining term thereof and (c) Real Property Leases entered into in accordance with the terms and subject to the limitations of Section 6.1.9 hereof (all such leases on Schedule 1-A and all leases described in Sections 4.4.1(a), (b) and (c) above are hereinafter collectively referred to as, each, a “Real Property Lease”). The parties acknowledge that any Real Property Lease which involves or otherwise relates to the broadcast or transmission of the signal of the Station is material.  Except as disclosed in Schedule 4.4.1, the applicable Seller has full legal power and authority to assign its rights, title and interest in, to and under each Real Property Lease to Buyer in accordance with this Agreement on terms and conditions no less favorable to Buyer than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any such lease.  Each Real Property Lease (i) constitutes a legal, valid and binding obligation of the applicable Seller and to such Seller’s knowledge, the other parties thereto, including the landlord thereunder, (ii) is in full force and effect, and (iii) neither the applicable Seller nor, to such Seller’s knowledge, any other party thereto, including the landlord thereunder, has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a default under the provisions of such, Real Property Lease, except as would not individually or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect.  Neither the whole nor any part of the Leased Real Property is subject to any pending or threatened suit for condemnation or other taking by any public authority.  Sellers have legal and practical access to all of the Leased Real Property.  All towers, ground radials, and buildings included in the Broadcasting Assets are, to the knowledge of the Sellers, located entirely on the Leased Real Property and all other Broadcasting Assets Used in the Business are located entirely on the Leased Real Property.

4.4.2        Title to Broadcasting Assets.  On the Closing Date, each Seller will have and will convey to Buyer good and marketable title to all Broadcasting Assets that are owned by Sellers and valid and existing leasehold or license interests in all Broadcasting Assets that are leased or licensed by Sellers, in each case free and clear of all Encumbrances, except for and subject only to Permitted Encumbrances.  Notwithstanding anything herein to the contrary, the representations and warranties set forth in Section 4.4.1 and Section 4.4.2 shall be exclusive representations and warranties of the Sellers pertaining to title to and leasehold interests in real property.  Schedule 4.4.2 contains a list of all material Encumbrances to which the Broadcasting Assets are subject.

4.4.3        Personal Property.  Schedule 1-B contains a list as of June 30, 2005 of all material machinery, equipment, vehicles, furniture and other personal property that is Used by Sellers for the Station, or necessary to operate the Station as it is now operated (the “Personal Property”) and having an original cost of $25,000 or more indicating, in each case, whether or not such item is owned or leased by Sellers.  The Personal Property is in good operating condition and repair (reasonable wear and tear excepted), is maintained in compliance with good engineering practice, is performing satisfactorily, has been properly maintained, in all material respects, in accordance with industry practices, is available for immediate use and is otherwise sufficient to permit the Station to operate in accordance with the WDWB Licenses and the Communications Laws.  Schedule 1-B also contains a list of each lease or other agreement or right under which any Seller is lessee of, or holds or operates, any Personal Property owned by a third party and Used by the Station, or necessary to operate the Station as it is now operated, other than (a) leases not material to the operation of the Station entered into by Sellers in the ordinary course of business and terminable by a Seller on thirty (30) days’ notice and without material obligations or Liabilities, (b) leases not material to the operation of the Station entered into by a Seller in the ordinary course of business providing for aggregate payments of less than $25,000 over the remaining term thereof and (c) leases entered into in accordance with the terms and subject to the limitations of Section 6.1.9 hereof (all such contracts on Schedule 1-B and all contracts described in Sections 4.4.3 are hereinafter collectively referred to as the “Personal Property Leases”).

4.5.          FCC Matters; Licenses and Permits.

4.5.1        WXON Licensee holds the WDWB Licenses listed as held by WXON Licensee on Schedule 4.5.1.  The WDWB Licenses constitute all of the licenses, permits and authorizations from the FCC that are necessary or required for and/or used in the Business.  Sellers have delivered to Buyer true and complete copies of all of the WDWB Licenses, including any and all amendments or modifications thereto.  Each of the WDWB Licenses is valid and in full force and effect through the date set forth on Schedule 4.5.1, and is not subject to any condition except for conditions applicable to broadcast television station licenses generally or otherwise disclosed in Schedule 4.5.1.  The Station is being operated in all material respects in accordance with the terms of the WDWB Licenses and the Communications Laws.

Except as set forth on Schedule 4.5.1, no application, action or proceeding is pending for the renewal or modification of any of the WDWB Licenses, and, except for actions or proceedings affecting television broadcast stations generally, no application, complaint, action or proceeding is pending or, to each Seller’s knowledge, threatened that may result in the (a) the revocation, material adverse modification, non-renewal or suspension of any of the WDWB Licenses, (b) the issuance of a cease-and-desist order or (c) the imposition of any material administrative or judicial sanction with respect to the Station.  No Seller has knowledge of any facts, conditions or events relating to any of the WDWB Licenses or the Station that would reasonably be expected to cause the FCC to deny the assignment of the WDWB Licenses as provided for in this Agreement or to impose a Material Adverse Condition in connection with its approval of such assignment.  WXON Licensee has filed with the FCC all material reports, forms and statements required by the FCC to be filed relating to the Station.  All required FCC regulatory fees with respect to the WDWB Licenses have been paid.  No Seller has knowledge of any facts, conditions or events that reasonably could be expected to result in FCC revocation of any of the WDWB Licenses or a refusal by the FCC to renew any of the WDWB Licenses in the ordinary course for a full term without material qualifications.  Except as set forth in Schedule 4.5.1, Sellers have operated the Station, its physical facilities, electrical and mechanical systems and studio equipment substantially in compliance with the Communications Laws.  To the knowledge of each Seller, all antenna support structures used in the operation of the Station have been registered with the FCC, if registration is required, and comply in all material respects with all other requirements of the FCC and the Federal Aviation Administration.

4.5.2.       Licenses and Permits.  Except as set forth in Schedule 4.5.2, (a) Sellers own, hold or possess adequate right to use all Governmental Permits required in connection with the operation of the Business, (b) Sellers are in compliance with the Governmental Permits in all material respects, (c) the Governmental Permits are valid and in full force and effect, (d) no Seller is in default under, and to each Seller’s knowledge, no condition exists that with notice or lapse of time or both would constitute a default under any material Governmental Permits and (e) no material Governmental Permit shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

4.6.          Contracts.  (a) Schedules 1-A, 1-B, 1-C, 1-F and 1-G contain a complete list of all contracts, leases, Real Property Leases, Personal Property Leases, Trade Agreements, Barter Agreements, national and local advertising representation agreements, employment agreements and other agreements and commitments of every nature in full force and effect as of the date hereof to which a Seller is a party constituting part of the Broadcasting Assets or the Assumed Obligations, except (i) immaterial Contracts entered into by Sellers in the ordinary course of business and terminable by a Seller on thirty (30) days’ notice and without material obligations or Liabilities, (ii) Contracts entered into by a Seller in the ordinary course of business providing for aggregate payments of less than $25,000 over the remaining term thereof and (iii) Contracts entered into in accordance with the terms and subject to the limitations of Section 6.1.9 hereof (all such contracts on Schedules 1-A, 1-B, 1-C, 1-F and 1-G and all contracts described in Sections 4.6(a)(i), (ii) and (iii) are hereinafter collectively referred to as, the “Contracts”).  Schedule 1-G sets forth for each Trade Agreement the parties, term, merchandise or service to be received by Sellers and the value attributed to such merchandise or services owing as of June 30, 2005, and the remaining time on the Station to be made available by Sellers as of June 30, 2005.  Notwithstanding the foregoing limitations, except as set forth on Schedules 1-A, 1-B, 1-C, 1-F and 1-G, and except for the Contracts not required by this Section 4.6 to be listed on such Schedules, there are no (A) agreements governing long-term indebtedness or any guarantee thereof, which relate to or affect the Business; (B) material licensing agreements with third parties relating to or affecting the Business; (C) real property leases or contracts for the purchase or sale of real estate which relate to or affect the Business; (D) partnership, joint venture or other similar agreements or arrangements relating to or affecting the Business; (E) covenants or agreements not to compete or other similar agreements that materially limit or could reasonably be expected to limit the conduct of the Business; (F) contracts that grant exclusivity to any Person with respect to the selling of advertising or other products or services for the Business; (G) contracts with any Affiliate of Seller relating to the Business; (H) collective bargaining agreements relating to WDWB Employees; (I) employment or consulting agreements relating to employees or consultants of the Seller employed or otherwise engaged in the Business; (J) contracts for the sale of any asset Used in the Business or the grant of any preferential right to purchase any such asset or requiring the consent of any party to the transfer thereof; (K) Trade Agreements or Barter Agreements; or (L) other agreement, contract or arrangement which relates to or affects the Business, other than the Excluded Assets.  No Seller is in, or, to the knowledge of Sellers, alleged to be in, default or breach under any of the Contracts and, to the knowledge of Sellers, no other party to any of the Contracts has breached or defaulted thereunder, and no event has occurred and no condition exists which, with the passage of time or the giving of notice or both would constitute such a default or breach by the Sellers or, to the knowledge of Sellers, by any such other party.  Each such Contract is in full force and effect and valid and binding and enforceable against the Seller party thereto, and, to the knowledge of Sellers, each other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.  Sellers have not received any written notice of the intention of any party to terminate, or substantially reduce the volume of its purchases, sales, products or advertisements under any such Contract.  Except as set forth on Schedules 1-A through 1-G, Sellers are not as of the date hereof in discussions regarding any amendment, modification, extension or termination of, and are not currently renegotiating, any such Contracts.  Complete and correct copies of each such Contract (including all related amendments, modifications and waivers) have been delivered or made available to the Buyer.

(b)           Schedule 1-C sets forth, as of the date set forth thereon, all Contracts relating to Program Rights, true and complete copies of which Contracts have been previously furnished to or made available to Buyer prior to the date of this Agreement (except as noted thereon and except for (i) immaterial Contracts entered into by Sellers in the ordinary course of business and terminable by a Seller on thirty (30) days’ notice and without material obligations or Liabilities, (ii) Contracts entered into by a Seller in the ordinary course of business providing for aggregate payments of less than $25,000 over the remaining term thereof and (iii) Contracts entered into in accordance with the terms and subject to the limitations of Section 6.1.9 hereof).  Schedule 4.6(b) sets forth (i) an accurate schedule of material cash programming liabilities as of December 31, 2004 and the Sellers’ projected monthly cash payments in respect of Program Rights as of the date of this Agreement and usage report in respect of Program Rights for calendar year 2004, (ii) an accurate schedule setting forth the material feature film inventory of the Station as of June 30, 2005, (iii) an accurate schedule of the material cash programming assets of the Station dated as of June 30, 2005, and (iv) an accurate schedule of the material barter programming assets dated as of June 30, 2005.  Buyer acknowledges that certain Contracts relating to Program Rights which are identified on Schedule 4.6(b) require Sellers to take future episodes for which the liability and cash payments are not known as of the date of this Agreement and not reflected on Schedule 4.6(b).

4.7.          Intellectual Property.

(a)           All trademarks, trademark applications, patents, patent applications, inventions (whether or not patentable), tradenames, service marks, service mark applications, copyrights, copyright applications, domain names, call letters, owned, licensed or otherwise Used with respect to the Station (collectively, “Intellectual Property”) are set forth on Schedule 4.7 hereto (excluding Intellectual Property that is (i) not material and (ii) not registered or applied for), indicating in each case whether such Intellectual Property is owned or licensed by Sellers.  Sellers own, license, or otherwise Use the Intellectual Property free and clear of all Encumbrances other than Permitted Encumbrances.  To the knowledge of Sellers, the Intellectual Property owned by Sellers is valid and enforceable and Sellers have the right to bring actions for infringement, misappropriation, dilution or unauthorized use of such Intellectual Property.

(b)           Sellers have taken all reasonably necessary measures to protect and maintain its respective Intellectual Property, and the confidentiality thereof.

(c)           All material owned Intellectual Property, including the call letters necessary for or Used by the Station or the Business, has been duly applied for or registered in, filed in or issued by, as applicable the appropriate Governmental Authority where such registration, filing or issuance is necessary for the Business.  All Intellectual Property that has been registered in, filed in or issued by a Governmental Authority is so indicated on Schedule 4.7 hereto.  All Intellectual Property registrations identified in Schedule 4.7 are valid and in good standing and all applications identified in Schedule 4.7 are pending without challenge (other than office actions that may be pending before the Patent and Trademark Officer or its foreign equivalents).

(d)           Sellers own, license or otherwise have the right to use all Intellectual Property, including any trade secrets, inventions, know-how, formulae, processes, procedures and computer software (collectively, “Technology”) Used in connection with or necessary for the Station or the Business as currently conducted free and clear of all Encumbrances, other than Permitted Encumbrances.  Schedule 4.7 contains a list and description (showing in each case any owner, licensor or licensee) of all software Used by Sellers in respect of the Business, except software licensed to Sellers that is available in consumer retail stores or similar retail outlets and subject to “shrink-wrap” or similar consumer license agreements.  To the knowledge of Sellers, no proprietary Technology currently Used in connection with the Station has been Used, divulged or appropriated for the benefit of any Person other than Sellers.  None of the Sellers has sold, licensed or otherwise disposed of any of the Intellectual Property or Technology to any Person.

(e)           The consummation of this transaction does not and will not conflict with, alter, or impair any of the Station’s or the Business’ rights with respect to the Intellectual Property and Technology and Buyer will be able to use the Intellectual Property and

Technology on substantially similar terms immediately following the consummation of the transactions contemplated hereby.  Each license relating to Intellectual Property or Technology will continue to be valid, binding, and enforceable, and in full force and effect on substantially similar terms immediately following the consummation of the transactions contemplated hereby.

(f)            To the knowledge of Sellers, no other Person has violated, infringed upon, misused, misappropriated or otherwise come into conflict with any Intellectual Property or Technology Used in connection with the Station.  During the past three years, none of Sellers has made any claim of a violation, infringement, misuse or misappropriation by others of rights of any Seller to or in connection with any Intellectual Property or Technology Used in connection with the Station and the Business as currently conducted.

(g)           In connection with, or otherwise arising from or related to, the Business, during the past three years, none of Sellers has violated, infringed upon, misused, misappropriated or otherwise come into conflict with any intellectual property or Technology of any other Person which has not fully been resolved.

(h)           None of the Sellers has received written notice of any charge, complaint, claim, demand or notice alleging any such violation, infringement, misuse, misappropriation or other conflict (including any claim that any Seller must license or refrain from using any such intellectual property or other proprietary information of any other Person or any claim that any such intellectual property is invalid, unenforceable, or unregisterable) which has not been settled or otherwise fully resolved, nor is there any action pending or, to the knowledge of Sellers, threatened against any Seller claiming that such Seller has, directly, contributorily or by inducement, interfered with, infringed, or misappropriated or come into conflict with any other intellectual property or Technology, nor do Sellers have knowledge of any basis for such claim.

4.8.          Employee Matters.

4.8.1        ERISA.  Copies of the plan documents and summary plan descriptions, if applicable, for each Employee Plan have been provided or made available to Buyer.  Each Employee Plan has been operated, in all material respects, in accordance with applicable Law (including ERISA and the Code), except to the extent that Buyer would not have any material liability for a breach thereof.  There are no material undisclosed Liabilities in respect of the Employee Plans with respect to which Buyer could be liable.  Sellers do not sponsor, participate in or contribute to and have never sponsored, participated in or contributed to any multiemployer plans as defined in Section 3(37) of ERISA.

4.8.2        Employment and Vacation Leave.  Pursuant to the terms of Sellers’ sick leave policy, WDWB Employees are not permitted to carry over any sick days to subsequent years.  Pursuant to Law, WDWB Employees are permitted to carry over unused vacation days to subsequent years.  Schedule 4.8.2 contains a list of all accrued and unpaid vacation for each WDWB Employees as of the date hereof.

4.8.3        Employees.  Schedule 4.8.3 contains, as of the date of this Agreement, a list of all individuals employed by the Station (the “WDWB Employees”), including each such individual’s name, date of hire, current position, current rate of compensation, employment status (i.e., active, disabled, on leave and reason therefore) and whether full-time or part-time and includes for each WDWB Employees the amounts paid or payable as base salary and describes any other compensation arrangements for the years 2004 and 2005, including bonuses, vehicle usage, or severance.  No WDWB Employees shall be entitled to receive any termination, severance, accrued vacation, sick pay, disability or similar payments or deferred compensation payment as a result of the transactions contemplated by this Agreement under any arrangements with Sellers or their Affiliates, other than (a) payments to be made by Sellers or their Affiliates on or prior to the Closing Date or (b) payments to be made by Buyer or its Affiliates after the Closing Date for accrued unused vacation which was included in the purchase price adjustment provided in Section 2.5.1.

4.9.          Financial Statements.

(a)           The: (i) compiled unaudited balance sheet and the related statement of operations of the Station as of and for the fiscal year ended December 31, 2004; and (ii) the interim unaudited balance sheets and the related statements of operations of the Station (x) as of and for the six months ended June 30, 2005 (the “Balance Sheet Date”) and (y) to be delivered pursuant to Section 6.1.5 hereof, are (to the extent prepared) set forth on Schedule 4.9 hereof.  Such financial statements were or will be (in the case of a future delivery) prepared in accordance with GAAP (except for inconsistencies specifically disclosed in such financial statements) as consistently applied by Sellers (other than lack of footnotes and, in the case of interim financial statements, normal year-end adjustments) and present (or will present in the case of a future delivery) fairly, in all material respects, the financial position and results of operations of the Business as of their respective dates and for the respective periods covered thereby.  The interim unaudited balance sheet of the Station as of June 30, 2005 is referred to herein as the “Balance Sheet.”

(b)           Schedule 4.9 also sets forth a revenue pacings report as of the last such report available as of the date hereof, which report was prepared (i) in the ordinary course of the Business and (ii) in a manner consistent with Sellers’ standard practices regarding the preparation of such reports.

4.10.        Litigation; Compliance.

4.10.1      Litigation.  Except for administrative rulemaking, legislation or other proceedings of applicability to the broadcast industry generally or as set forth in Schedule 4.10.1: (a) there is no civil, criminal or administrative action, Order, notice of apparent violation, suit, arbitration, demand, claim, complaint, hearing, litigation, action, proceeding or investigation by any Governmental Authority of any nature pending or, to the knowledge of Sellers, threatened, against Sellers or their Affiliates or to which any Seller, the Station or the Broadcasting Assets are subject in respect of, be reasonably expected to effect, the Station or the Broadcasting Assets including any action or proceeding that seeks to enjoin, prohibit or otherwise challenge, or would reasonably be expected to affect any Seller’s ability to consummate, the transactions contemplated hereby; and (b) no Order has been rendered affecting or that could be reasonably expected to affect the Station or the Broadcasting Assets.  There is no pending or contemplated suit, proceeding or claim by Sellers or their Affiliates relating to, in connection with or otherwise affecting the Business.  There are no outstanding or unsatisfied Orders or claims which involve or effect or could reasonably be expected to involve or affect the Business or the transactions contemplated by this Agreement.

4.10.2      Violations.  The Sellers have complied in all material respects with, and no Seller has violated or is in default under any material Order, Law or policy of the FCC or any other Governmental Authority, in connection with or otherwise affecting the Business.  Except as set forth in Schedule 4.10.2, all material returns, notices, reports, statements or other filings currently required to be filed by Sellers with the FCC relating to the Station have been filed and complied with, in all material respects, and all material returns, notices, reports, statements or other filings currently required to be filed by Sellers with any other federal, state, or local Governmental Authority, in each case with respect to the Station or the Broadcasting Assets, have been filed and complied with in all material respects.

4.11.        Labor.  There are no collective bargaining agreements between any Seller and any union covering any employees of the Station.  To the knowledge of the Sellers, no Person is attempting to organize any employees of the Station.  There are no unfair labor practice charges pending or, to the knowledge of the Sellers, threatened against the Sellers in respect of the Business.  There is no pending or, to the knowledge of the Sellers, threatened strike, slowdown, picket, work stoppage, attempt to organize or arbitration proceedings involving labor matters or other labor disputes affecting, the Business.  The Sellers have not, in respect of the Business, experienced any strike, work stoppage, attempt to organize or other significant labor difficulties of any nature in the past two (2) years.  Except as set forth in Schedule 1-C, there are no written or oral employment, severance, incentive or other similar agreements, arrangements, commitments or understandings with any WDWB Employees or written or oral contracts for the future employment of an employee of the Station.

4.12.        Taxes.  Each Seller has filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof and all such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable Laws and regulations.  Each Seller has paid all Taxes required to be paid, other than Taxes not yet due and Taxes being contested in good faith by appropriate proceedings.  The unpaid Taxes of Sellers did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet, and will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Sellers in filing their Tax Returns.  All monies required to be withheld by any Seller from WDWB Employees for income Taxes, social security or other payroll Taxes have been collected or withheld and either paid to the respective Governmental Authority or set aside in accounts for such purpose.  There are no disputes pending with or claims raised, or to the knowledge of Sellers, threatened by any Tax authorities with respect to Taxes.  There are no Encumbrances on any of the Broadcast Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

4.13.        Environmental Matters.  This Agreement sets forth the sole and exclusive representations and warranties with respect to environmental matters, and all such representations and warranties relate solely to the Business.

4.13.1      Environmental Laws.  Each Seller is and has been in material compliance with all applicable Environmental Laws with respect to the Business, and no Seller has received any written communication from any Person (including any Governmental Authority) that alleges that any Seller is not in such compliance.

4.13.2      Environmental Permits.  (a) Sellers have obtained all material Environmental Permits necessary for Sellers to hold in connection with the Business, (b) Sellers are in material compliance with all terms and conditions of such Environmental Permits, and (c) no Seller has been advised by any Governmental Authority of any potential material change in the terms and conditions of any such Environmental Permit, either prior to or upon its renewal.

4.13.3      Environmental Claims.  There are no Environmental Claims: (a) pending or, to the knowledge of Sellers, threatened, against any Seller; or (b)  to the knowledge of Sellers, pending or threatened (x) against any Person whose liability for any Environmental Claim any Seller has or may have retained or assumed, either contractually, by operation of law or otherwise, (y) arising out of or related to any property currently leased or operated by any Seller or any of its Affiliates or arising out of or related to any property formerly owned, leased or operated by any Seller or any of its Affiliates.

4.13.4      Releases.  There have been no Releases or, to the knowledge of Sellers, threatened Releases of any Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim against or liability of any Sellers, or against any Person whose liability for any Environmental Claim any Seller has or may have retained or assumed either contractual1y, by operation of law or otherwise.

4.13.5      Real Property Conditions.  Sellers have not operated, installed, or used, and to Sellers’ knowledge, the Leased Real Property does not contain any of the following:  (a) underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, (b) a dump or landfill; (c)  filled in land; (d) wetlands; (e) PCBs; (f) mold; (g) asbestos-containing materials. With respect to any real property formerly owned, operated, or leased by Sellers, during the period of such ownership, operation or tenancy, no portion of such property was used as a dump or landfill, and Seller has no knowledge of any such use at any time prior to its ownership, operation, or tenancy of such real property.

4.13.6      Information.  Sellers have furnished to Buyer copies of all environmental assessments, reports, audits and other documents in their possession or under its control that relate to the Leased Real Property, compliance with Environmental Laws, or any other real property that any of the Sellers formerly owned, operated, or leased.

4.14.        Cable Matters.  Schedule 4.14 sets forth:

(a)           a list of all U.S. cable television systems that carry the Station’s signal, other than those that have fewer than 5,000 subscribers;

(b)           a list of all Market Cable Systems to which the Station has provided a must-carry notice or retransmission consent notice in accordance with the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as

amended, and the applicable FCC regulations (collectively, the “Cable Act Requirements”) for the three-year period ending December 31, 2005, and a list of all Market Cable Systems to which the Station has not provided any such must-carry or retransmission consent notice;

(c)           a list of all Market Cable Systems as to which the Station made a must-carry election for the three-year period ending December 31, 2005 (by default or otherwise) and on which the Station is not currently carried;

(d)           a list of all direct broadcast satellite systems which carry the Station’s signal.

(e)           a list of all retransmission consent and/or copyright indemnification agreements that are in effect entered into by Sellers with respect to the Station and any multi-channel video distribution system;

(f)            a list of all Market Cable Systems, if any, which are carrying the Station and that have notified Sellers or the Station of such Market Cable System’s intention to delete the Station from carriage or to change the channel position of the Station on such cable system;

(g)           a list of each notice, if any, received by Sellers or by the Station from any Market Cable System alleging that the Station does not deliver an adequate quality signal, as defined in Section 76.55(c)(3) of the FCC regulations, to such Market Cable System’s principal headend (other than any such notice as to which such failure has been remedied or been determined not to exist), and all further material correspondence between Sellers or the Station and any such Market Cable System relating to such notice;

(h)           a list of all pending petitions for special relief to modify the area in which the Station is entitled to demand must-carriage pursuant to Sections 76.55(c) and (e) of the FCC regulations; and

(i)            a list of must-carry complaints, if any, filed on behalf of the Station.

Sellers have delivered to Buyer true and correct copies of all material notices, agreements, correspondence, petitions and other items described in clauses (b) and (e) through (i) of this Section 4.14.

4.15.        Digital Television.  The Station has been assigned a channel (Channel 21) by the FCC for the provision of digital television service (“DTV”).  The Station has constructed and is operating a DTV facility on its assigned Channel 21 pursuant to, and in accordance with, a DTV license issued by the FCC.  On February 10, 2005, WXON Licensee filed with the FCC an application electing to use Channel 21 for its permanent DTV operations upon completion of the DTV transition.

4.16.        Operations Since Balance Sheet Date.

(a)           Except as set forth in Schedule 4.16, since the Balance Sheet Date, there has been:

(i)            no Material Adverse Effect as of the date hereof;

(ii)           no material damage, destruction, loss or claim (whether or not covered by insurance) or condemnation or other taking relating to or otherwise affecting the Business; and

(iii)          no adverse change in employee relations relating to or otherwise affecting the Business.

(b)           Except as set forth in Schedule 4.16, since the Balance Sheet Date the operations of the Business have been conducted only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, the Sellers have not, in respect of the Business or the Broadcasting Assets:

(i)            sold, leased, transferred or otherwise disposed of (including any transfers to any Affiliate of any Seller), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance (other than Permitted Encumbrances) on, any of the Broadcasting Assets, other than personal property having a value, in the aggregate, of less than $25,000 sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice;

(ii)           waived any right of significant value to any Seller relating to the Station, the Business or the Broadcasting Assets other than in the ordinary course of the Business consistent with past practice;

(iii)          created, incurred, guaranteed or assumed, or agreed to create, incur, guarantee or assume, any indebtedness for borrowed money or entered into any capitalized leases;

(iv)          granted or instituted any increase in any rate of salary or compensation or any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan other than in the ordinary course of the Business consistent with past practices;

(v)           changed the accounting methods, principles or practices affecting the Broadcasting Assets, the Business or the Station, except insofar as may have been required by Law or by a change in GAAP;

(vi)          made any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or division thereof or interest therein;

(vii)         defaulted under any indebtedness of Sellers;

(viii)        written down the value of any assets except in the ordinary course of business, none of which, individually or in the aggregate has or may reasonably have a Material Adverse Effect; or

(ix)           entered into any agreement or made any commitment to take any action described in subparagraphs (i) through (viii) above.

4.17.        No Undisclosed Liabilities.  No Seller is subject, with respect to the Business, the Station or the Broadcasting Assets to any material Liability (including unasserted claims, whether known or unknown), which is not shown or reserved for in the Balance Sheet, other than (a) Liabilities of the same nature as those set forth in the Balance Sheet and incurred in the ordinary course of the Business after the Balance Sheet Date; (b) all existing contractual obligations of the Business with respect to any Contract for which no Seller is in material breach and (c) Liabilities set forth on Schedule 4.17.

4.18.        Sufficiency of Assets.  Except as set forth in Schedule 4.18, the Broadcasting Assets constitute all of the assets and properties necessary for and Used by the Sellers in the conduct of the Business as currently conducted, and the Broadcasting Assets are in such good and serviceable condition and repair (subject to ordinary wear and tear) as is necessary for the conduct of the Business as currently conducted.  Set forth on Schedule 4.18 is a true, complete and correct list of (a) all assets or properties necessary for or Used by the Sellers in the conduct of the Business which are either (i) located outside of the Detroit, Michigan market or (ii) Used by Affiliates of Sellers and (b) any contract, agreement or commitment to which any Seller is a party that covers both the Station and one or more other stations owned by any Seller.

4.19.        Transactions with Affiliates.  Schedule 4.19 lists all services currently being provided to the Business by Affiliates of Sellers, the manner in which costs of providing each such service has been allocated to the Business, the average monthly amounts allocated by Seller to the Business in connection with the provision of such services for the calendar year ended December 31, 2005 and the annual amounts allocated by Seller to the Business in connection with the provision of such services for the calendar years 2002, 2003 and 2004.  Except as set forth on Schedule 4.19, there are no agreements or arrangements (other than employment agreements and employee benefit plans otherwise disclosed under this Agreement) between any current or former employee, director or Affiliate of Sellers, on the one hand, and any Seller, on the other hand, in connection with, relating to or otherwise affecting the Business or which is included in the Broadcasting Assets.

4.20.        Advertising.  Schedule 4.20 sets forth (a) the name of each of the top twenty advertisers (as determined by revenue) for the Business for the twelve months ended December 31, 2004 and in the six month period ended June 30, 2005 and (b) the total amounts billed to each advertiser for such advertisements in each such period.  Except as set forth on Schedule 4.20, since January 1, 2004, (a) no significant amount of advertising has been sold on a “barter,” “trade out” or exchange of goods and/or services basis and (b) none of the top twenty (20) advertisers (as determined by revenue for the six month period ended June 30, 2005) for the Business has terminated or, to the knowledge of Sellers, threatened to terminate or announced that it intends to materially and adversely modify its relations with or reduce its advertising purchased from the Business.

4.21.        Solvency.  No Seller has ever been the subject of any voluntary or involuntary Insolvency Proceeding.  To each Seller’s knowledge, no Seller has ever admitted in writing or otherwise the inability to pay their debts generally as they come due or admitted that they are otherwise not solvent or taken any actions in furtherance thereof.  No transfer of property is being made by any Seller, and no obligation is being incurred by any Seller in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of any Seller.  The transactions contemplated by this Agreement are for fair consideration and are the product of arms’ length negotiations.  The Sellers are receiving reasonably equivalent value in exchange for the transactions contemplated by the Agreement.  Prior to the Closing and at the Closing, after giving effect to the transactions contemplated by this Agreement Granite and each of its subsidiaries, taken as a whole, will be Solvent.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that:

5.1.          Organization and Standing.  Buyer: (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware; (b) has full power and authority to own its properties and to transact the business in which it is currently engaged and to perform the obligations required to be performed by it hereunder and under each Ancillary Agreement to which Buyer will be a party and to consummate the transactions contemplated hereby and thereby; and (c) is duly qualified to do business and in good standing as a foreign entity in every jurisdiction in which the nature of the business to be conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect Buyer or the transactions contemplated hereby.

5.2.          Authorization and Binding Obligations.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer will be a party have been duly and validly authorized by all necessary action on the part of Buyer.  This Agreement has been (and each Ancillary Agreement to which Buyer will be a party will be) duly executed and delivered by Buyer and constitutes (or, in the case of each Ancillary Agreement to which Buyer will be a party, will constitute) a valid and binding agreement of Buyer, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

5.3.          No Contravention.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer will be a party, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by Buyer does not and will not, after the giving of notice, or the lapse of time, or otherwise: (a) conflict with or violate any provisions of the certificate of incorporation or bylaws of Buyer; (b) result in the breach of, conflict with, require any consent under, or constitute a default under, the provisions of any material agreement or other instrument to which Buyer is a party or by which the property of Buyer is bound or affected; or (c) violate or conflict with any material Laws or Orders applicable to Buyer or its assets.

5.4.          Litigation.  Except for administrative rulemaking or other proceedings of general applicability to the broadcast industry, there is no civil, criminal or administrative action, Order, notice of apparent violation, notice of apparent liability, suit, demand, claim, complaint, hearing, litigation, action, proceeding or investigation of any nature pending or, to Buyer’s knowledge, threatened against or affecting it that would affect its ability to consummate the transactions contemplated in this Agreement.

5.5.          Absence of Knowledge as to Certain Facts.  Buyer has no knowledge of any fact that would, under existing Law (including the Communications Act) and the FCC Rules, disqualify Buyer as an assignee of the WDWB Licenses or as owner and operator of the Station or impair Buyer’s ability to obtain the FCC Consent.  Buyer will not take any action that it knows or has reason to know would cause such disqualification and Buyer will not fail to take any action if it knows or has reason to know that the failure to take such action would cause such disqualification.

5.6.          Financial Capacity.  At Closing, upon satisfaction of the condition set forth in Section 7.1.16, Buyer will have the financial capability to pay the Aggregate Consideration and any other amounts due under this Agreement.

5.7.          Sophistication; Due Diligence.  Buyer hereby certifies and represents that it is experienced, sophisticated and knowledgeable in the making of investments, and that Buyer has not relied upon statements, representations or warranties made by any Seller, its agents or any other Person (other than the express representations and warranties of Sellers contained herein or in any Ancillary Agreement) in deciding to purchase the Broadcasting Assets.

5.8.          Qualifications; Consents.  Buyer is an entity legally qualified under the Communications Laws to enter into this Agreement and to hold the WDWB Licenses.  Except as contemplated in Article III or Article XV, no action, approval, waiver, consent, authorization or other action, including, any action, approval, waiver, consent or authorization or other action by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary or required as to Buyer for the due execution, delivery or performance by Buyer of this Agreement or any document or instrument contemplated hereby, except where the failure to obtain such approval, consent, authorization or filing would not individually or in the aggregate, reasonably be expected to affect Buyer’s ability to consummate the transactions contemplated hereby.

ARTICLE VI
CONDUCT OF BUSINESS

6.1.          Conduct of Business to Closing.  Each Seller covenants and agrees, with respect to the Station, the Business and the Broadcasting Assets, that pending the Closing, except with the prior written consent of Buyer:

6.1.1        Conduct of Business.  Subject to the provisions of this Agreement, each Seller shall conduct the Business in the normal and ordinary course in the same manner as heretofore conducted and shall use reasonable efforts consistent with normal business practices to preserve and promote the Business.

6.1.2        Organization.  Consistent with normal business practices, Sellers shall preserve their respective corporate existences.

6.1.3        Insurance.  Sellers shall cause to be maintained in effect until the Closing existing property damage, liability and other insurance with respect to the Broadcasting Assets and the Business as in effect on the date hereof.

6.1.4        Transfer of Broadcasting Assets.  No Seller shall sell, assign, lease or otherwise transfer or dispose of any Broadcasting Assets whether to a third party or any Affiliate of Sellers, except where such disposition to a third party is in the ordinary course of business or the assets involved are either: (a) no longer used or useful; or (b) replaced with a substantially equivalent asset of substantially equivalent kind, condition and value.

6.1.5        Financial Statements.

(a)           Granite shall furnish to Buyer as soon as practicable, and in any event within thirty (30) days after the end of each fiscal month prior to the Closing: (i) an unaudited profit and loss statement of the Station for such month and for the period of its fiscal year ended at the end of such month; (ii) an unaudited balance sheet of the Station as of the end of such month; and (iii)  any other monthly, quarterly or annual financial statements relating to the Business that the Sellers or any of their Affiliates may prepare.  All such financial statements shall be prepared in a manner consistent and in accordance with the basis upon which the financial statements included in Section 4.9(a) were prepared.

(b)           Sellers (i) will continue to prepare revenue pacings reports in a manner, form and frequency consistent with Sellers’ standard past practices regarding the preparation of such reports and (ii) will furnish to Buyer copies of all revenue pacings reports prepared in connection with the operation of the Business promptly after such reports are prepared.  Granite shall also provide the necessary information for a cash flow statement for each such month.

6.1.6        Encumbrances.  No Seller shall create, assume or permit to exist any Encumbrance (other than Permitted Encumbrances) affecting any of the Broadcasting Assets (or their replacements).

6.1.7        Litigation.  Granite shall notify Buyer of any litigation (a) pending against any Seller (with respect to the Station or the Business) or the Broadcasting Assets or (b) which challenges the transactions contemplated hereby.

6.1.8        Agreements.  Each Seller shall perform all obligations required to be performed by it under all agreements, leases, contracts and commitments binding upon it with respect to the Station or the Business or to which the Broadcasting Assets are subject, and shall not (a) amend, terminate, extend, renew or waive any material right under any Contract or series of related Contracts involving payments of over $25,000 per year or having a term of more than two years, (b) enter into any new agreement or arrangement or series of related contracts or agreements involving payments of over $25,000 per year or having a term of more than two years, (c) enter into, amend, extend or renew any Contracts relating to Program Rights, Trade Agreement or Barter Agreement, which might be binding on or affect the Broadcasting Assets, the Station, the Business or Buyer and (d) amend, extend or renew any network affiliation agreement, national and local advertising representation agreements or collective bargaining agreements of the Station which constitute a part of the Broadcasting Assets.  Notwithstanding anything in this Agreement to the contrary, Sellers may not enter into, amend, extend or renew the Contracts listed on Schedule 6.1.8 without Buyer’s prior written consent.

6.1.9        Consents, Approvals, Amendments and Extensions.  Sellers will, prior to the Closing Date, use commercially reasonable efforts to obtain or cause to be obtained consents to the assignment to Buyer of all leases, contracts and agreements included in the Broadcasting Assets that require the consent of any third party by reason of the transactions provided for in this Agreement.  Each party shall cooperate with the other to obtain any such consents, approvals amendments and renewals.

6.1.10      Licenses.  No Seller shall, by any act or omission to act within its power: (a) surrender, modify, adversely affect or forfeit any material Governmental Permit; or (b) cause any material Governmental Authority to institute any proceedings for the cancellation, non-renewal or modification of any material Governmental Permit.  Sellers shall prosecute with due diligence any applications to any Governmental Authority necessary for the operation of the Business.  Sellers shall not take any action which would reasonably be expected to materially interfere with the validity or enforceability of or rights under any of the WDWB Licenses or network affiliation agreements with respect to the Station.

6.1.11      Other Affirmative Obligations.  In furtherance and not in limitation of anything set forth in Sections 6.1.1 through Section 6.1.10, prior to the Closing Date, in respect of the Business the Sellers will use commercially reasonable efforts to:

(a)           maintain the Broadcasting Assets in good operating condition and repair (wear and tear in ordinary usage excepted) and replace any of the Broadcasting Assets which shall be worn out, lost, stolen or destroyed except for such Broadcasting Assets that are obsolete and no longer Used in the Business;

(b)           comply in all material respects with all Laws, rules, ordinances and regulations applicable to the Business;

(c)           preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Sellers in respect of the Business;

(d)           maintain the employment of each current employee of each Seller who is necessary for the continued operation of the Station and the Broadcasting Assets;

(e)           maintain all inventories of supplies, tubes, and spare parts at levels consistent with the Station’s prior practices;

(f)            promptly notify Buyer of any attempted or actual collective bargaining organizing activity with respect to the employees of the Station; and

(g)           timely make any must-carry retransmission election that must be made prior to the Closing Date, provided that Sellers shall not elect must-carry (by default or otherwise) or enter into a retransmission consent agreement without Buyer’s consent which shall not be unreasonably withheld.

6.1.12      Other Negative Obligations.  In furtherance and not in limitation of anything set forth in Sections 6.1.1 through Section 6.1.11, prior to the Closing Date, in respect of the Business the Sellers will not, without the consent of Buyer:

(a)           make any capital expenditure, or enter into any contract or commitment therefor, in excess of $25,000 in the aggregate, except in the case of capital expenditures, the liability of which would be paid by Sellers prior to Closing or, in the case of capital assets which have been ordered but have not yet been delivered, the liability of which has been accrued for purposes of Section 2.5.1;

(b)           enter into any contract for the purchase of real property or exercise any option to extend a lease listed in Schedule 1-A;

(c)           institute any material increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to its employees, other than in the ordinary course of the Business or as required by any such plan or law;

(d)           make any material change in the compensation of its employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

(e)           enter into any employment agreement for services to be performed on behalf of Sellers in respect of the Business or hire any new employees other than replacement “at-will” employees at comparable compensation and benefits;

(f)            acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein which would, or whose assets or Liabilities would, be included in the Broadcasting Assets or Assumed Liabilities;

(g)           assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly, contingently or otherwise) for the Liabilities of any other Person which may be binding on or affect, the Broadcasting Assets of Buyer on or after the Closing;

(h)           default under any indebtedness, or take any action or permit the occurrence of any event that, with the lapse of time, giving of notice or both, would constitute such a default; and

(i)            take any action that is inconsistent with its obligations under this Agreement, or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement.

6.2.          No Shop.  From and after the date hereof until the Closing or earlier termination of this Agreement in accordance with the terms hereof, no Seller shall, and each Seller shall cause its officers, directors, employees, agents, representatives and Affiliates not to, either directly or indirectly, conduct discussions with any Person (a “Potential Acquiror”) with respect to any offer or proposal for the purchase or sale of the Broadcasting Assets or any interests of WXON or WXON Licensee (other than for the sale of assets in the ordinary course of business and consistent with the terms and conditions set forth in Section 6.1), or with respect to any merger, acquisition, combination, consolidation or similar transaction involving, WXON, WXON Licensee, the Station or the Broadcasting Assets (other than for the sale of assets in the ordinary course of business and consistent with the terms and conditions set forth in Section 6.1 and other than a sale of the capital stock of Granite, whether by merger, tender offer, or exchange offer), or enter into any agreement or transaction relating to any of the foregoing.  Each Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which they (or any of them) are a party with respect to sale of the Broadcasting Assets or the Business.

6.3.          [Intentionally Omitted].

6.4.          Access and Information.  Sellers covenant and agree that, pending the Closing, each Seller shall give Buyer and its counsel, accountants, engineers, investment bankers, potential lenders and other authorized representatives reasonable access, at Buyer’s risk and expense, during normal business hours throughout the period from and after the date hereof until prior to the Closing or the earlier termination of this Agreement, to all of the Station’s or the Business’ books, records (including all employee files and computer files), agreements, reports and other documents and all of the Broadcasting Assets to be acquired hereunder and shall furnish Buyer, its counsel, accountants, engineers, investment bankers, potential lenders and other authorized representatives during such period with copies of all information concerning the affairs of the Station or the Business as they may reasonably request in order to enable Buyer to make such examinations and investigations thereof as it shall deem necessary, including all contracts, agreements and leases included in the Broadcasting Assets and any amendments, renewals or other modifications thereof, and each Seller will make appropriate officers, employees, attorneys, agents and accountants available to discuss with Buyer and its representatives such aspects of the business and operations of the Station as Buyer may reasonably require (it being understood that the foregoing shall include such access as Buyer may reasonably request to the management of Sellers to enable Buyer to obtain information about the WDWB Employees that Buyer will employ after it acquires the Broadcasting Assets); provided, however, that in each instance mutually satisfactory arrangements shall be made in advance in order to avoid interruption and to minimize interference with the normal business and operations of the Station.

6.5.          Preserve Accuracy of Representations and Warranties; Notification Covenant.  Each of Buyer and Sellers covenants and agrees that such party shall promptly notify the other party of (a) any litigation pending or, to its knowledge, threatened against or affecting the notifying party or which challenges or seeks any damages or other payments in connection with the transactions contemplated hereby, or (b) any events or circumstances that could reasonably be expected to delay or hinder the consummation of the transactions contemplated hereby, (c) any material change in any information contained in the representations and warranties (and related disclosure schedules) contained in this Agreement, or (d) in the case of the Sellers, any material developments with respect to the Business.  Compliance with the provisions of this Section shall not relieve any party of any obligation with respect to any representation, warranty or covenant contained in this Agreement or be deemed to constitute or cause any party to waive any condition set forth in Article VII.

6.6.          Governmental Consents.  Subject to the terms and conditions of Article III and Article XV, Buyer and Sellers shall each use commercially reasonable efforts to obtain all consents, amendments or permits from Governmental Authorities, which are required by the terms thereof or this Agreement for the consummation of the transactions contemplated by this Agreement.

6.7.          Post-Closing Cooperation.

6.7.1        Transition.  Buyer and Sellers shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, to ensure the orderly transition of the Station, the Business and the Broadcasting Assets from Sellers to Buyer and to minimize any disruption to the business or operations of the Station and the other respective businesses of Sellers and Buyer that might result from the transactions contemplated hereby.  After the Closing, upon reasonable written notice, Buyer and Sellers shall furnish or cause to be furnished to each other and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the business and operations of the Station (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters and the conduct of litigation and other proceedings.

6.7.2        Tax Returns.  After the Closing, upon reasonable written notice, Buyer and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Broadcasting Assets and the Business (including access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return.  Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Station.

6.7.3        Financial Statements.  At all times after the date hereof, Sellers shall, and shall cause their respective representatives (including their independent public accountants) to, cooperate in all reasonable respects with the efforts of Buyer and their independent auditors to prepare such audited and interim unaudited financial statements of the Station as Buyer may reasonably determine are necessary for Buyer’s lenders, investors or in connection with any filing required to be made by it or any of its Affiliates under the Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”).  Sellers shall execute and deliver to Buyer’s independent accountants such customary management representation letters as may be required as a condition to such accountants ability to sign an unqualified report upon the audited financial statements of the Station for the periods for which such financial statements are required.  Sellers shall cause their independent public accountants to make available to Buyer and its representatives all work papers related to the financial statements or Tax Returns of Seller (to the extent they relate to the Station) and to provide Buyer’s independent public accountants with full access to those personnel who previously have been involved in the audit or review of Seller’s financial statements or Tax Returns.  Any reasonable out-of-pocket costs incurred by Seller in connection with Seller’s obligations under this Section 6.7.3 shall be reimbursed by Buyer upon Buyer’s receipt of reasonably detailed information regarding such costs.

6.8.          Supplies.  Buyer shall not use stationery, purchase order forms or other similar paper goods or supplies that state or otherwise indicate thereon that the Station is a division or unit of any of Sellers or any of their Affiliates for more than sixty (60) days after the Closing Date without first crossing out or marking over such statement or indication or otherwise clearly indicating on such supplies that the Station is no longer a division or unit of any of Sellers or any of their Affiliates.

ARTICLE VII
CONDITIONS PRECEDENT TO
THE OBLIGATIONS OF THE PARTIES

7.1.          Conditions Precedent to the Obligation of Buyer.  The obligations of Buyer under this Agreement are subject, at Buyer’s option, to the satisfaction (or waiver in writing by Buyer) on or prior to the Closing of each of the following express conditions precedent:

7.1.1        FCC Consent and License Renewal.  Each of the FCC Consent and the License Renewal shall have been granted and shall have become a Final Order; provided, Buyer may, in its sole and absolute discretion, waive the requirement that the FCC Consent and/or the License Renewal shall have become a Final Order.

7.1.2        Accuracy of Representations and Warranties.  Each of the representations and warranties of Sellers contained in this Agreement (disregarding solely for purposes of this condition precedent any qualifications regarding materiality, Material Adverse Effect and Material Adverse Change):

(a)           shall have been true and correct in all material respects as of the date hereof (except to the extent that the circumstances underlying such failure to be true as of the date hereof shall (i) have an immaterial effect on the Station and the Buyer from and after the

Closing Date, or (ii) have been cured by Sellers prior to the Closing and after giving effect to such cure shall have an immaterial effect on the Station and the Buyer from and after the Closing); and

(b)           shall be true and correct in all material respects as of the Closing Date, except in so far as: (i) such representation or warranty expressly relates to any specified earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date; or (ii) such representation or warranty is no longer true and correct as a result of a transaction specifically consented to by the Buyer in writing; or (iii) the failure of such representation or warranty to be true at the Closing Date shall have an immaterial effect on the Station and the Buyer from and after the Closing.

7.1.3        Compliance with Agreement.  Sellers shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

7.1.4        No Obstructive Proceeding.

(a)           No Governmental Intervention.  No Governmental Authority shall have instituted any action or proceeding to restrain or enjoin or nullify or render ineffective this Agreement or the transactions contemplated hereby if consummated.

(b)           No Order.  No Order or other legal restraint of any Governmental Authority shall be in effect that restrains or prohibits the transactions contemplated hereunder in accordance with the terms hereof.

7.1.5        Authorization.  Buyer shall have received certified copies of all of the respective actions taken by Sellers authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

7.1.6        Opinions of Counsel.  Buyer shall have received the written opinion of Akin Gump Strauss Hauer & Feld LLP, counsel for Sellers, dated the Closing Date, substantially in the form attached to this Agreement as Exhibit A.

7.1.7        Certifications.  Granite shall have delivered to Buyer a schedule showing all Contracts or agreements or amendments, renewals or other modifications thereof (other than those which would not be subject to disclosure pursuant to Section 4.6 hereof) that Sellers have entered into with respect to the Station after the date of this Agreement in accordance with the terms of this Agreement and which are to be assigned to Buyer hereunder.

7.1.8        HSRA Waiting Period; Other Governmental Approvals.  The applicable waiting period(s) under HSRA with respect to the transactions contemplated by this Agreement shall have expired or been terminated.  All other authorizations, consents, orders or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

7.1.9        FIRPTA Affidavits.  At the Closing, each Seller shall execute and deliver to Buyer an affidavit pursuant to Section 1445(b)(2) of the Code in the form set forth in Treas. Reg. § 1.1445-2(b)(2)(iii)(B), and Buyer agrees that, except as otherwise provided in Section 1445(b)(7) of the Code and the regulations promulgated thereunder, upon the execution and delivery of such affidavits to Buyer, no deduction shall be made or claimed against the Aggregate Consideration by reason of the requirements of Sections 897 and 1445 of the Code.

7.1.10      Removal of Encumbrances.  All Encumbrances of any kind and nature, other than Permitted Encumbrances, shall have been removed from the Broadcasting Assets.  Sellers shall have provided to Buyer written evidence to the reasonable satisfaction of Buyer as to the release of all Encumbrances, other than Permitted Encumbrances, with respect to the Broadcasting Assets.

7.1.11      Officers’ Certificates.  Granite shall have delivered to Buyer a certificate signed by its Chairman, President, Vice President, Secretary or Treasurer dated the Closing Date to the effect that the conditions set forth in Sections 7.1.2, 7.1.3 and 7.1.4 hereof have been satisfied.

7.1.12      Consents.  Sellers shall have obtained written consents from all third parties listed on Schedule 7.1.12.

7.1.13      Delivery of Instruments of Conveyance and Assignment.  Sellers shall have delivered to Buyer, in accordance with Article VIII hereof, instruments (in form and substance reasonably satisfactory to Buyer’s counsel) pursuant to which Sellers convey and assign the Broadcasting Assets and all other documents, instruments, and certificates required to be delivered by Sellers to Buyer pursuant to this Agreement or otherwise reasonably requested by Buyer to consummate the transactions contemplated hereby.

7.1.14      FCC Licenses.  As of the Closing, the WDWB Licenses shall be in full force and effect.

7.1.15      Material Adverse Effect.  Between the date of this Agreement and the Closing Date, no Material Adverse Effect shall have occurred and be continuing.

7.1.16      Funding.  Buyer shall have received from its unaffiliated third party lender the funds pursuant to the commitment letter attached hereto as Exhibit B.

7.2.          Conditions to Obligations of Sellers.  The obligations of Sellers under this Agreement are subject, at Granite’s option, to the satisfaction (or waiver in writing by Granite) at or prior to the Closing of each of the following express conditions precedent:

7.2.1        FCC Consent.  The FCC Consent shall have been granted.

7.2.2        Accuracy of Representations and Warranties.  Each of the representations and warranties of Buyer contained in this Agreement (disregarding solely for purposes of this condition precedent any qualifications regarding “materiality”, “material adverse effect” or “material adverse change”) (a) shall have been true and correct in all material respects as of the date hereof and (b) shall be true and correct in all material respects at and as of the

Closing Date, except insofar as any such representation or warranty expressly relates to any specified earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date.

7.2.3        Compliance with Agreement.  Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.2.4        Delivery of Instruments of Assumption.  Buyer shall have delivered to Sellers, in accordance with Section 2.4 hereof instruments (in form and substance reasonably satisfactory to Granite’s counsel) pursuant to which Buyer assumes and agrees to perform the Assumed Obligations and all other documents, instruments and certificates required to be delivered by Buyer to Sellers pursuant to this Agreement or otherwise reasonably requested by Sellers to consummate the transactions contemplated hereby.

7.2.5        No Obstructive Proceeding.

(a)           No Governmental Intervention.  No Governmental Authority shall have instituted any action or proceeding to restrain or enjoin or nullify or render ineffective this Agreement or the transactions contemplated hereby if consummated.

(b)           No Order.  No Order or other legal restraint of any Governmental Authority shall be in effect that restrains or prohibits the transactions contemplated hereunder in accordance with the terms hereof.

7.2.6        HSRA Waiting Period; Other Governmental Approvals.  The applicable waiting period(s) under HSRA with respect to the transactions contemplated by this Agreement shall have expired or been terminated.  All other authorizations, consents, orders or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

7.2.7        Authorizations.  Sellers shall have received certified copies of all of the actions taken by Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

7.2.8        Officer’s Certificate.  Buyer shall have delivered to Granite a certificate signed by its Chairman, President, Vice President, Secretary or Treasurer dated the Closing Date to the effect that the conditions set forth in Sections 7.2.2, 7.2.3 and 7.2.5 hereof have been satisfied.

ARTICLE VIII
INSTRUMENTS OF CONVEYANCE AND TRANSFER

8.1.          Instruments of Conveyance and Transfer of Real Property.  At the Closing, to assign all of the Real Property Leases from the applicable Seller to Buyer, the applicable Seller shall deliver to Buyer, in form and substance reasonably satisfactory to Buyer, an assignment and assumption agreement assigning to Buyer all right, title and interest of the applicable Seller in and under all Real Property Leases in which Buyer assumes all obligations under each such Real Property Lease from and after the Closing in accordance with Section 2.4.

8.2.          Instruments of Conveyance and Transfer of Personal Property.  At the Closing, to effect the transfers, conveyances and assignments from the applicable Seller to Buyer, the applicable Seller shall deliver to Buyer the following bills of sale, certificates, assignments and other instruments of transfer assigning, transferring and conveying to Buyer title to all of the personal property included in the Broadcasting Assets, free and clear of all Encumbrances of any kind other than Permitted Encumbrances, all in form reasonably satisfactory to counsel for Buyer, and dated the Closing Date:

8.2.1        Assignment of Leases.  Assignment and assumption of all leases and leasehold interests in personal property included in the Broadcasting Assets, including all rights under the lease agreements referred to in Schedule 1-B hereto;

8.2.2        Bills of Sale.  Bills of sale for all tangible personal property included in the Broadcasting Assets;

8.2.3        Assignments of Licenses.  Assignment and assumption of the WDWB Licenses; and

8.2.4        Assignments of Contracts; Other Assignments.  Assignment and assumption of all contracts and other intangible assets included in the Broadcasting Assets and any other forms of assignment and/or assumption reasonably requested by Buyer.

ARTICLE IX
EMPLOYEES

9.1.          Employment.

9.1.1        Seller to Terminate.  On the Closing Date, Sellers shall terminate the employment of all WDWB Employees.

9.1.2        Buyer to Hire  On the Closing Date, Buyer shall offer employment to all WDWB Employees, whether or not available for work on the Closing Date (all such WDWB Employees who accept Buyer’s offer of employment are referred to herein as “Transferred Employees”), at such cash compensation and with such benefits as are substantially comparable in the aggregate to those received by other similarly situated employees of Buyer (other than those employees with employment contracts set forth on Schedule 1-C that Buyer assumed pursuant to Section 2.4 hereof, as to which the compensation shall be as set forth in such employment contracts for the remainder of the term of such contracts unless otherwise agreed by the employee party thereto); provided, that, except as otherwise provided herein or in the employment contracts set forth on Schedule 1-C and assumed by Buyer pursuant to Section 2.4, nothing herein shall require Buyer to continue the employment of any such person for any period of time thereafter or to maintain any particular type or level of compensation or employee benefits.  Employment with Buyer of Transferred Employees shall commence immediately on the Closing Date, except that employment of individuals on leave of absence, short-term or long-term disability leave, maternity leave, salary continuation and extension type of leave, military leave or workers compensation (“Leave Employees”) shall become effective as of the date they first present themselves for active work with the Buyer; provided, however, that Buyer shall have no obligation to hire Leave Employees unless such individuals first present themselves for active work with Buyer within twelve (12) months following the Closing Date.  Until such date, such employees shall remain employees of Sellers and eligible for compensation and benefits under Sellers’ applicable plans and policies.  Buyer shall make offers of employment to all Leave Employees, under the same terms and conditions as set forth in this Article IX; provided, that, such Leave Employees have satisfied the conditions set forth in the immediately preceding sentence.  For purposes hereof, Leave Employees who accept Buyer’s offer of employment shall be deemed to be Transferred Employees as of the date they accept employment with Buyer.  Unbroken periods of employment with a Seller (including any current or former Affiliate of Granite) and with the Station as of the Closing Date shall be taken into account for purposes of determining, as applicable, eligibility for participation, eligibility for early retirement and subsidies and vesting (but not for the purposes of benefit accrual) of any Transferred Employee under any of Buyer’s employee benefit plans, policies, practices or arrangements, including, but not limited to, seniority, vacation and severance entitlements.  All such periods of employment have been provided to Buyer, specified by employee, prior to the Closing Date.

9.2.          Cooperation.  Each Seller shall reasonably cooperate, to the extent permitted by law, with Buyer’s attempts to obtain information relating to the Transferred Employees, including making available to Buyer such employees’ personnel files and performance evaluations.

9.3.          Employee Plans.  Buyer shall not assume any Employee Plan or any Liabilities with respect thereto, other than to grant credit to each Transferred Employee for all unused vacation leave accrued by such employee as of the Closing Date to the extent no payments were made with regards to such vacation leave by Sellers.  Sellers shall indemnify and hold Buyer and its Affiliates harmless from and against any adverse consequences that Buyer and its Affiliates may suffer resulting from, arising out of or relating to any of Sellers’ Employee Plans.  Any expenses and benefits with respect to medical claims incurred by any Transferred Employees or their covered dependents on or before the Closing Date shall be the responsibility of Granite.  Buyer shall assume all responsibility for the payment of all medical, dental, health and disability claims of Transferred Employees and their covered dependents (who are eligible for and who enroll in Buyer’s applicable medical, dental, health and disability plans) incurred on or after the Closing Date, subject to the terms of Buyer’s benefit plans extended to Transferred Employees and the coverage elected by such employees.  If Transferred Employees or their dependents become eligible to participate in a medical, dental or health plan of Buyer or any of its Affiliates, Buyer shall cause such plan to (a) waive any pre-existing condition limitations for conditions covered under the applicable medical, health or dental plans of Granite or any of its Affiliates (the “Company Welfare Plans”) and (b) honor any deductible and out-of-pocket expenses incurred by the Transferred Employees and their dependents and beneficiaries under the Company Welfare Plans during the portion of the calendar year preceding the Closing; provided the amount of any accumulated deductibles and out-of-pocket expenses paid during such period is provided to Buyer by a Seller within ninety (90) days following the Closing Date.

9.4.          401(k) Plan.

9.4.1        Transferred Savings Plan.  As soon as practical following the Closing Date, Buyer shall establish a defined contribution plan (or cover Transferred Employees under an existing defined contribution plan sponsored by Buyer) for the benefit of Transferred Employees who, as of the Closing Date, are participants (the “Savings Plan Employees”) in Granite’s 401(k) Plan (the “Savings Plan”).

9.4.2        Roll-Over.  If elected by Savings Plan Employees, Granite shall cause to be paid from the Savings Plan the vested account balances of the Savings Plan Employees in the form of cash, cash equivalents or other mutually acceptable property and Buyer’s 401(k) plan described in Section 9.4.1 shall accept such distributions (including any outstanding loan balances) as rollover distributions subject to the terms of Buyer’s 401(k) plan and the rules and regulations under Section 402(c) of the Code.  In no event, however, shall such transfer take place until the earlier of the furnishing to Buyer by Granite of (a) a favorable determination letter from the Internal Revenue Service with respect to the qualification of the Savings Plan under 401(a) of the Code, or (b) an opinion of counsel that such Savings Plan is qualified under Section 401(a) of the Code with respect to form and operation.

9.4.3        Interim Payments.  Pending completion of the transfers described in this Section 9.4, Granite and Buyer shall make arrangements for any required payments to the Savings Plan Employees from the Savings Plan.  Granite and Buyer shall provide each other with access to information reasonably necessary in order to carry out the provisions of this paragraph.

ARTICLE X
RISK OF LOSS; FAILURE OF BROADCAST TRANSMISSION

10.1.        Risk of Loss.  The risk of any loss, damage or impairment, confiscation or condemnation (each an “Event of Loss”) of the Broadcasting Assets or any part thereof from fire or any other casualty or cause shall be borne by Sellers at all times prior to the Closing.  Notwithstanding anything in this Agreement to the contrary, upon the occurrence of an Event of Loss, (a) the proceeds of or any claim for any loss payable prior to Closing under any insurance policy, claim, judgment or award with respect thereto (collectively, the “Proceeds”) shall be paid to Granite and (b) Sellers shall use commercially reasonable efforts to repair, replace or restore any such Broadcasting Assets as soon as possible after such loss, impairment, confiscation or condemnation.  If Granite reasonably concludes that such repair, replacement and restoration cannot be accomplished by the scheduled Closing Date (i.e. that date upon which all other conditions set forth in Article VII have been satisfied or waived), but can be accomplished within 30 days after such date, the Closing Date shall be postponed for that 30-day period in order for Sellers to undertake such repair, replacement and restoration; if, however, the repair, replacement or restoration cannot be accomplished within that 30-day period, Buyer shall have the option to (i) terminate this Agreement without any continuing obligation either from Buyer or any Seller to the other parties, (ii) to postpone the Closing until such time as those Broadcasting Assets which are the subject of the Event of Loss have been restored or replaced to their condition immediately prior to the Event of Loss, or (iii) accept the assets “as is,” in lieu of such repair, replacement or restoration, in which event the Sellers shall assign to Buyer at the Closing all of their rights under any insurance policies (including business interruption and “extra expense” insurance proceeds)

and all Proceeds actually received by Sellers, in each case in respect of such Event of Loss.  Notwithstanding the foregoing, only the assets damaged pursuant to such Event of Loss shall be accepted “as is” and there shall be no limitation as to any representation or warranty set forth herein with respect to any other assets included in the Broadcasting Assets and/or the Business.

10.2.        Extension of FCC Consent.  If the Closing Date is postponed beyond the effective time of the FCC Consent, the parties shall join in an application or applications requesting the FCC to extend the effective period of its consent to the Closing Date, as so postponed.

10.3.        Interruption of Broadcast Transmission.  The Sellers shall give prompt written notice to Buyer if the regular broadcast transmissions of the Station in the normal and usual manner are interrupted or discontinued, including the operation of the Station at a power level of less than 80% of its maximum authorized facilities (an “Interruption”).  If any Interruption persists for more than seventy-two (72) hours (or, in the event of force majeure or utility failure affecting generally the market served by the Station, ninety-six (96) hours), whether or not consecutive, during any period of thirty (30) consecutive days, then Buyer may, at its option: (a) terminate this Agreement without liability by written notice given to Sellers not more than ten (10) days after the expiration of such thirty (30) day period, or (b) proceed in the manner otherwise set forth in this Article X.

10.4.        No Limitation.  Nothing in this Article X shall be deemed to limit or modify in any respect Buyer’s rights under Section 7.1 or Article XVII.

ARTICLE XI
BOOKS AND RECORDS

Except for the Excluded Assets, Buyer shall be entitled to all records, including but not limited to Contracts, the WDWB Licenses and all other licenses, permits and authorizations under any applicable Law, books of account, technical information and engineering data, programming information, employment records, customer lists and files, advertising records, FCC logs, asset history files, and other documents of Sellers relating to their operation of the Station prior to the Closing Date as shall be reasonably necessary to the maintenance of the business affairs of the Station after the Closing Date; provided, however, that for a period of six (6) years after the Closing Date, Buyer shall retain and make available for inspection by Granite or its representatives for any reasonable purpose all such records, books of account, files, documents and correspondence, and Buyer shall not dispose of, alter or destroy any such materials without giving ninety (90) days’ prior written notice to Granite so that Granite may, at its expense, examine, make copies of or take possession of such materials.

For a period of six (6) years after the Closing Date, Sellers shall retain and make available for inspection by Buyer or its representatives for any reasonable purpose all records, books of accounts, files and correspondence relating to the Broadcasting Assets and/or the Business that are included in the Excluded Assets.  Sellers shall not dispose of, alter or destroy any such materials without giving ninety (90) days’ prior written notice to Buyer so that Buyer may, at its expense, make copies or take possession of such materials.

ARTICLE XII
POSSESSION AND CONTROL OF THE STATION

Notwithstanding any other provision of this Agreement, between the date of this Agreement and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operations of the Station, and the conduct of such business operations, including control and supervision of programming, shall be the sole responsibility of, and in the complete discretion and independent and separate control of, Sellers, subject to the terms of Section 6.1.  Neither title to the Station, the Broadcasting Assets nor right to possession thereof shall pass to Buyer until the Closing Date.  After the Closing, Sellers shall have no right to control the Station and Sellers shall have no reversionary rights in the Station.

ARTICLE XIII
BROKERS

Buyer represents and warrants to Sellers that it has not engaged any broker, finder or consultant in connection with this Agreement and the transactions contemplated herein or any aspect thereof, except for Daniels & Associates, the fees and expenses of which shall be paid by Buyer.  Granite represents and warrants to Buyer that no Seller has engaged any broker, finder or consultant in connection with this Agreement and the transactions contemplated herein or any aspect thereof other than Goldman, Sachs & Co., the fees and expenses of which shall be paid by Sellers.  Each party agrees to indemnify and hold the other parties harmless from any and all loss, cost, liability, damage and expense (including legal and other expenses incident thereto) in respect of any claim for a broker, finder or consultant’s fee or commission or similar payment by virtue of any alleged agreements, arrangements or understandings with the indemnifying party.

ARTICLE XIV
INDEMNIFICATION

14.1.        Survival.  Subject to Section 14.10, the representations and warranties of the parties contained in this Agreement (or in any document, certificate, schedule, exhibit or instrument delivered in connection herewith) shall survive in full force and effect for eighteen (18) months following the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 4.1, 4.2, 4.4 (to the extent related to title to assets and properties and a lack of Encumbrances), and in Sections 5.1 and 5.2 shall survive without any time limitation, and (b) the representations and warranties set forth in Sections 4.8.1, 4.12 and 4.13 shall survive in full force and effect until the expiration of the applicable statute of limitations.  The several covenants and agreements of the parties contained in this Agreement (or in any document delivered in connection herewith) shall remain operative and in full force and effect without any time limitation, except as any such covenant or agreement shall be limited in duration by the express terms hereof.

14.2.        Sellers’ Indemnification – Breach.  Subject to the limitations contained in this Article XIV, Sellers agree jointly and severally to indemnify, defend and hold Buyer, its Affiliates, and their respective directors, officers, employees and agents (collectively, the “Buyer Group Members”) harmless from and after the Closing from and against any and all loss, cost, Liability, damage and expenses (including reasonable legal and other expenses incident thereto), incurred or suffered (collectively, “Damages”) by any Buyer Group Member resulting from or in connection with:

(a)           any Seller’s breach of or failure to comply with any of its covenants and agreements contained in this Agreement or any Ancillary Agreement;

(b)           any breach or inaccuracy of any representation or warranty of any Seller contained in this Agreement or any Ancillary Agreement; and

(c)           any Retained Liabilities or Excluded Assets.

Sellers shall not have any liability under Section 14.2(b) unless the aggregate of all Damages for which Sellers would, but for this provision, be liable under Section 14.2(b) exceed an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Indemnity Basket”).  Buyer acknowledges and agrees that the maximum aggregate liability of Sellers pursuant to Section 14.2(b) to the Buyer Group Members for any and all Damages, collectively, shall not exceed Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000).  Notwithstanding anything to the contrary, the limitations set forth in this paragraph shall not be applicable in respect of (a) any Damages resulting from breaches or inaccuracies of the representations and warranties set forth in Sections 4.2 and 4.4 (to the extent related to title to assets and properties and a lack of Encumbrances) and (b) fraud or intentional misrepresentation.  Any claim or series of related claims for Damages under Section 14.2(b) which does not exceed $5,000 shall be disregarded for all purposes of Section 14.2(b), such claims shall not be counted for purposes of the Indemnity Basket and Sellers shall have no liability with respect thereto.

14.3.        Buyer’s Indemnification.  Buyer agrees to indemnify, defend and hold Sellers, their Affiliates, and their respective directors, officers, employees and agents (collectively, the “Seller Group Members”) harmless from and after the Closing from and against any and all Damages incurred by any Seller Group Member resulting from:

(a)           Buyer’s breach of or failure to comply with any of its covenants and agreements contained in this Agreement or any Ancillary Agreement;

(b)           any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or any Ancillary Agreement; and

(c)           any Assumed Obligations.

Buyer shall not have any liability under Section 14.3(b) unless the aggregate of all Damages for which Buyer would, but for this provision, be liable under Section 14.3(b) exceed the amount of the Indemnity Basket, and then to the extent of any such Damages.  Each Seller acknowledges and agrees that the maximum aggregate liability of Buyer pursuant to Section 14.3(b) to the Seller Group Members for any and all Damages, collectively, shall not exceed Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000).  In no event shall a waiver of any condition set forth in Article VII by Buyer limit Buyer’s right to indemnification under this Article XIV.

14.4.        Limitations.  No officer, director, employee or agent of any Seller, of Buyer or of any of their respective Affiliates shall have any Liability under this Agreement or any document delivered in connection herewith.

14.5.        Aggregate Consideration Adjustment.  Any indemnity payment by Sellers to Buyer under Section 14.2(b) shall be deemed a reduction of the Aggregate Consideration.

14.6.        Method of Asserting Claim.

14.6.1      Third-Party Claims.

(a)           A Person seeking indemnification under this Article XIV (an “Indemnified Person”) shall give written notification to the Person from whom indemnification is sought (the “Indemnifying Person”) of the commencement of any suit or proceeding relating to a third-party claim or any other assertion of Liabilities by a third party (a “Third-Party Claim”) which the Indemnified Person has reasonable basis to believe may give rise to any Damages for which indemnification pursuant to this Article XIV may be sought.  Such notification shall be given within thirty (30) days after receipt by the Indemnified Person of notice of such Third-Party Claim, and shall describe the nature of, and (to the extent known by the Indemnified Person) the facts constituting the basis for, such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure.  Such notice shall be accompanied by copies of all relevant documentation with respect to such Third-Party Claim, including, but not limited to, any summons, complaint or other pleading which may have been served, any written demand and any other documentation.

(b)           Within ten (10) business days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such suit, claim or proceeding with counsel reasonably satisfactory to the Indemnified Person.  If the Indemnifying Person does not so assume control of such defense or, if the suit, claim or proceeding is other than solely for money damages, the Indemnified Person shall have the right to control such defense.  The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense.  The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.  The Indemnifying Person shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld or delayed.  The Indemnified Person shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed.

14.6.2      Indemnification Claims by the Parties.

(a)           In order to seek indemnification under this Article XIV, an Indemnified Person shall give written notification (a “Claim Notice”) to the Indemnifying Person which contains (i) a description and the amount (the “Claimed Amount”), including the basis therefor, of any Damages incurred by the Indemnified Person, (ii) a statement that the Indemnified Person is entitled to indemnification under this Article XIV for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages, subject to the limitations contained in this Article XIV.

(b)           Within ten (10) business days after delivery of a Claim Notice, the Indemnifying Person shall deliver to the Indemnified Person a written response (the “Response”) in which the Indemnifying Person shall: (i) agree that the Indemnified Person is entitled to receive all of the Claimed Amount; (ii) agree that the Indemnified Person is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”); or (iii) dispute that the Indemnified Person is entitled to receive any of the Claimed Amount.  If the Indemnifying Person in the Response disputes the payment of all or part of the Claimed Amount, the Indemnifying Person and the Indemnified Person shall follow the procedures set forth in Section 14.6.2(c) for the resolution of such dispute (a “Dispute”).

(c)           During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Person and the Indemnified Person shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 30-day period, the Indemnifying Person and the Indemnified Person shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the “ADR Procedure”).  In the event the Indemnifying Person and the Indemnified Person agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the “ADR Service”), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure.  The provisions of this Section 14.6.2(c) shall not obligate the Indemnifying Person and the Indemnified Person to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided, that, if the Indemnifying Person and the Indemnified Person agree to pursue an ADR Procedure, neither the Indemnifying Person nor the Indemnified Person may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure.  Any ADR Procedure undertaken by the Indemnifying Person and the Indemnified Person shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Person, the Indemnified Person or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible).  The fees and expenses of any ADR Service used by the Indemnifying Person and the Indemnified Person shall be shared equally by the Indemnifying Person, on the one hand, and the Indemnified Person, on the other hand.

14.6.3      Indemnitor’s Obligations.  Except for Third-Party Claims being defended in good faith and claims subject to an unresolved Dispute, the Indemnifying Person shall satisfy its obligations hereunder in cash within thirty (30) days after the Claim Notice.

14.7.        Recovery.  The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by an Indemnified Person from third parties (including amounts actually recovered under insurance policies) less all reasonably allocable costs, charges and expenses (including the present value of increased insurance premiums) incurred by an Indemnified Party in obtaining such recovery.

14.8.        Subrogation.  In the event that the Indemnifying Person makes any payment to any Indemnified Person for indemnification for which such Indemnified Person could have collected on a claim against a third party (including under any contract and any insurance claims), the Indemnifying Person shall be entitled to pursue claims and conduct litigation on behalf of such Indemnified Person and any of its successors, to pursue and collect on any indemnification or other remedy available to such Indemnified Person thereunder with respect to such claim and generally to be subrogated to the rights of such Indemnified Person.  Except pursuant to a settlement agreed to by the Indemnifying Party, the Indemnified Party shall not waive or release any contractual right to recover from a third party any loss subject to indemnification hereby without the prior written consent of the Indemnifying Party.

14.9.        Limitation on Liability.  The parties hereto acknowledge and agree that from and after the Closing, except to the extent of claims based on fraud or intentional misrepresentation, the sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than any claims relating to a breach of a covenant or agreement under this Agreement which by its terms contemplates performance after the Closing), shall be made pursuant to the provisions of this Article XIV.

14.10.      Termination of Indemnification.  The obligations to indemnify and hold harmless any party: (a) pursuant to Section 14.2(b) or 14.3(b) shall terminate when the applicable representation or warranty terminates pursuant to Section 14.1; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Indemnified Person shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to Section 14.6.1 or 14.6.2 to the Indemnifying Person; and (b) pursuant to clauses (a) and (c) of Section 14.2 or clauses (a) and (c) of Section 14.3 shall not terminate.

14.11.      Special Damages.  Notwithstanding any other provision of this Agreement to the contrary, in no event shall any party to this Agreement be entitled to indemnification for such party’s incidental, consequential, special, exemplary or punitive damages or other special damages, regardless of the theory of recovery, except to the extent that the Indemnified Party is obligated to pay any such damages to a third party.

ARTICLE XV
HART-SCOTT-RODINO FILINGS

As promptly as practicable, but in no event later than ten (10) business days after the date of this Agreement, the parties hereto shall make or cause to be made any and all filings which are required under HSRA by any such parties with respect to the transactions contemplated by this Agreement and the filing fees for which shall be borne one-half by Buyer and one-half by Sellers.  Each of the Sellers and Buyer warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in accordance with the requirements of the HSRA and any related rules and regulations.

Each of the parties shall, in order to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSRA and any other applicable regulatory Law, use its best efforts to (a) cooperate in all respects with the other party in connection with any filing or submission and in connection with any request by the FTC, the DOJ, or any other Governmental Authority for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party; (b) promptly inform the other party of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (c) permit the other party to review in advance to the extent permissible under applicable law any material written communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or any other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences; and (iv) promptly take reasonable actions to respond to inquiries from the FTC, the DOJ or any other Governmental Authority regarding the legality under any antitrust law of the transactions contemplated herein.

The parties hereto shall use commercially reasonable efforts to resolve any objections as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, rules or regulations of any government or Governmental Authority; provided, however, that such efforts shall not include any requirement of any party hereto (or its Affiliates) to (a) commence or participate in any litigation or administrative or adjudicatory procedure or offer or grant any accommodation (financial or otherwise) to any third party or Governmental Authority (other than nominal application and filing fees) or (b) divest or hold separate any of the assets or businesses of any party hereto (or its Affiliates).

ARTICLE XVI
COSTS AND EXPENSES

Except as expressly provided elsewhere herein, each of the parties hereto shall bear all costs and expenses incurred by it in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein.  The payment of all sales, use, transfer or similar Taxes, documentation stamps, recording costs or other similar charges imposed by any and all Governmental Authorities (excluding any income Taxes) with respect to the transfer of title to the Broadcasting Assets hereunder and the other transactions contemplated hereby shall be borne one half by Sellers and one half by Buyer.  All costs and fees incurred in connection with clearing and removing any Encumbrances other than Permitted Encumbrances shall be the sole responsibility of Granite.

ARTICLE XVII
TERMINATION

17.1.        Events of Termination.  This Agreement may be terminated:

17.1.1      Buyer.  Subject to Section 19.1 hereof, by Buyer, by written notice to Sellers, if the Closing shall not have occurred (other than as a result of the failure by Buyer or its Affiliates to comply in all material respects with their obligations under this Agreement) on or prior to the date which is twelve (12) months after the date hereof except to the extent that a petition, opposition, objection, complaint or other filing pertaining to the FCC Application or License Renewal of the Sellers shall have been filed, in which case such date shall be eighteen (18) months after the date hereof (such date, as applicable, the “Outside Date”);

17.1.2      Granite.  Subject to Section 19.1 hereof, by Granite, by written notice to Buyer, if the Closing shall not have occurred (other than as a result of the failure by Sellers or their Affiliates to comply in all material respects with their obligations under this Agreement) on or prior to the earlier of (a) the Outside Date or (b) 10 days after the later of the date that the (x) FCC Consent or (y) License Renewal shall have become a Final Order;

17.1.3      Mutual Consent.  By mutual written consent of Buyer and Granite;

17.1.4      By Granite on Breach.  Subject to Section 19.1 hereof, by Granite, by written notice to Buyer, if (a) Buyer is in material breach of this Agreement, such that the conditions set forth in Sections 7.2.2 and 7.2.3 would not be satisfied as a result of such breach as if the Closing Date were the date of any such determination of such breach, and (b) no Seller is then in material breach of this Agreement; provided that, if Buyer’s breach is capable of being cured prior to all other applicable conditions to Closing being met and the Buyer is diligently seeking to cure Buyer’s breach, such termination by Granite shall be effective only when such other conditions are met and Buyer’s breach has not been cured;

17.1.5      By Buyer on Breach.  Subject to Section 19.1 hereof, by Buyer, by written notice to Granite, if (a) any Seller is in material breach of this Agreement such that the conditions set forth in Sections 7.1.2 and 7.1.3 would not be satisfied as a result of such breach as if the Closing Date were the date of any such determination of such breach and (b) Buyer is not then in material breach of this Agreement; provided that, if such Seller’s breach is capable of being cured prior to all other applicable conditions to Closing being met and such Seller is diligently seeking to cure such Seller’s breach, such termination by Buyer shall be effective only when such other conditions are met and such Seller’s breach has not been cured; or

17.1.6      Other.  As otherwise provided in this Agreement pursuant to Sections 10.1 and 10.3.

17.2.        Effect of Termination.

17.2.1      Effect.  If this Agreement is validly terminated pursuant to Section 17.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any party hereto (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in Section 17.2.2 hereof and except that the provisions with respect to expenses in Article XVI hereof and public announcements and confidentiality in Sections 19.14 and 19.15 hereof will continue to apply following any such termination.

17.2.2      Generally.  Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 17.1 hereof, Sellers will remain liable to Buyer for any breach of this Agreement by Sellers existing at the time of such termination, and Buyer will remain liable to Sellers for any breach of this Agreement by Buyer existing at the time of such termination, and Sellers, on the one hand, or Buyer, on the other hand, may seek such remedies, including Damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

ARTICLE XVIII
NON-COMPETITION; NON-SOLICITATION; AND CONFIDENTIALITY

18.1.        Non-Competition; Non-Solicitation.  Sellers hereby agree that no Seller shall, directly or indirectly, including through any Affiliate controlled by any Seller, (a) for a period of five (5) years from and after the Closing, in any manner engage in, own, participate in, control, operate, perform services for, or otherwise carry on, the television station business (“Prohibited Business”) within the Detroit, Michigan Designated Market Area as measured by Nielsen Media Research Company, except on behalf of Buyer or (b) for a period of two (2) years from and after the Closing, solicit, induce or attempt to persuade any employee, agent, customer, supplier or other Person having a business relationship with the Station to terminate his, her or its relationship with Buyer or any of its Affiliates.

18.2.        Confidentiality.  Each Seller and any of its Affiliates thereof hereby agree to maintain confidential and not use for any purpose any information relating to the Business (other than information in the public domain not as the result of a breach of this Agreement), except: (a) for disclosure to authorized representatives of Buyer; (b) as necessary to the performance of this Agreement; (c) as authorized in writing by Buyer; or (d) to the extent that disclosure is required by Law or the Order of any Governmental Authority under color of law; provided, that, prior to disclosing any information pursuant to this clause (d), the disclosing Person shall have given prior written notice thereof to Buyer and, to the extent practicable, provided Buyer with the opportunity to contest such disclosure at Buyer’s expense.

18.3.        Equitable Relief.  Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article XIV and other remedies at law would be inadequate in the case of any breach of the covenants contained in Sections 18.1 and 18.2, Buyer and its subsidiaries shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.  In the event that any provision of this Article XVIII is deemed to be unenforceable, the remainder of this Article XVIII shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

ARTICLE XIX
MISCELLANEOUS

19.1.        Grace Period.  Notwithstanding any other provision of this Agreement, if a default by any party hereto can be cured or a condition satisfied within fifteen (15) business days after the time initially fixed for the Closing as set forth herein, then the Closing Date shall be extended for the period (not to exceed fifteen (15) business days) required for such party to make such cure or satisfaction; provided, that, such default does not, and would not reasonably be expected to, have a Material Adverse Effect or a material adverse effect on Buyer.  If such cure or satisfaction cannot be, or is not, completed within fifteen (15) business days after such initial time, then the rights of the parties shall be governed by the applicable provisions of this Agreement.

19.2.        Further Assurances.  Each party shall, from time to time, upon the request of another party, execute, acknowledge and deliver to the other party such other documents or instruments, and take any and all actions as are reasonably necessary for the implementation and consummation of the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, following Closing, Sellers shall take such actions as Buyer may reasonably request in order to obtain any consents that have not been obtained prior to Closing and that are necessary for the assignment of the applicable Sellers’ title to, interest in and rights under any Contracts.

19.3.        Notice of Proceedings.  Each party hereto will promptly and in any case within ten (10) business days notify the other parties in writing upon becoming aware of any labor organization drive relating to the WDWB Employees or any Order or any complaint praying for an Order restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

19.4.        Notices.  Any notice, request, demand or consent required or permitted to be given under this Agreement shall be in writing (including telexes, telecopies, facsimile transmissions and similar writings) and shall be effective when transmitted and confirmation of receipt is obtained for telexes, telecopies, facsimile transmissions and similar writings; when delivered personally; one (1) day after being sent by recognized overnight courier; and five (5) days after being sent by registered mail, first class, postage prepaid, return receipt requested; in each case to the following address or telecopier number, as applicable:

If to Sellers to:

Granite Broadcasting Corporation
767 Third Avenue
34th Floor
New York, New York 10017
Attention:	Lawrence I. Wills
Telephone:	(212) 826-2530
Telecopier:	(212) 826-2858

with copies to:

Akin Gump Strauss Hauer & Feld LLP
Robert S. Strauss Building
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036
Attention:	Russell W. Parks, Jr.
Telephone:	(202) 887-4000
Telecopier:	(202) 887-4288

If to Buyer to:

AM Broadcasting WDWB, Inc.
1133 Connecticut Avenue, N.W.
Suite 700
Washington, D.C. 20036
Attention:	Kenneth R. Brotman
Telephone:	(202) 454-1100
Telecopier:	(202) 454-1101

with copies to:

Hogan & Hartson L.L.P.
8300 Greensboro Drive
Suite 1100
McLean, Virginia 22102
Attention:	Richard T. Horan, Jr.
Robert A. Welp
Telephone:	(703) 610-6100
Telecopier:	(703) 610-6200

or at such other address as either party shall specify by notice to the other.

19.5.        Headings and Entire Agreement; Amendment.  The article, section and subsection headings do not constitute any part of this Agreement and are inserted herein for convenience of reference only.  Except as set forth in Section 19.15, this Agreement (together with the schedules and exhibits hereto and the Ancillary Agreements) embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof.  This Agreement may not be amended, modified or changed orally, but only in writing signed by the party against whom enforcement of any amendment, modification, change, waiver, extension or discharge is sought.

19.6.        Waiver.  No waiver of a breach of, or default under, any provision of this Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

19.7.        Binding Effect and Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  Neither this Agreement nor any obligation hereunder shall be assignable except with the prior written consent of the other parties hereto which may be withheld for any reason; provided, however, that (a) Buyer may assign this Agreement, in whole or in part, to any direct or indirect wholly owned subsidiary of Buyer without Sellers’ prior written consent, provided Buyer agrees in writing with Granite to unconditionally guarantee all obligations of such assignee under this Agreement and (b) Buyer may assign as collateral and grant a security interest in all of its right, title and interest under this Agreement (but not its obligations) to its lenders providing the financing to Buyer to enable Buyer to consummate the transactions contemplated hereby.

19.8.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but which taken together shall constitute one agreement.

19.9.        Exhibits, Schedules and Attachments.  The Exhibits and Schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions in this Agreement shall control.  Unless the context otherwise requires, references herein (a) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (b) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

19.10.      Rights Cumulative.  Except as set forth herein, all rights, powers and remedies herein given to the parties hereto are cumulative and not alternative, and are in addition to all statutes or rules of law.

19.11.      Governing Law.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

19.12.      Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance, is held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable.

19.13.      Third-Party Rights.  Except as expressly provided in Article XIV hereof with respect to Indemnified Persons and the Persons referred to in Section 14.4, nothing in this Agreement (including the Schedules, Exhibits and other attachments hereto, or any ancillary agreement, instrument or document contemplated hereby or relating hereto) shall be deemed to create any right with respect to any Person not a party to, or any property not subject to, this Agreement.

19.14.      Public Announcements.  Except as otherwise required by Law or by the rules, regulations or policies of any national securities exchange or association upon which Granite’s securities are traded, Buyer and each Seller shall, prior to its issuance of any press release or other public announcement relating to the transactions contemplated by this Agreement or any Ancillary Agreement, submit to the other parties, and obtain the approval of such parties to the press release, which approval shall not be unreasonably withheld.

19.15.      Confidentiality.  Paragraph 2 regarding the confidentiality of that certain Letter Agreement between Granite and Acon Investments, LLC dated as of May 31, 2005, shall remain in full force and effect to the extent not superseded by this Agreement until the earlier of two (2) years after (a) the termination of this Agreement or (b) the Closing Date (notwithstanding any other terms of such Letter Agreement).

19.16.      Specific Performance.  Sellers acknowledge that the Broadcasting Assets to be sold and delivered to Buyer pursuant to this Agreement are unique and that Buyer has no adequate remedy at law if Sellers shall fail to perform any of their obligations hereunder, and Sellers therefore confirm and agree that Buyer’s right to specific performance is essential to protect the rights and interests of Buyer.  Accordingly, in addition to any other remedies which Buyer may have hereunder or at law or in equity or otherwise, Sellers hereby agree that Buyer shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Sellers and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof, and that Buyer shall not be required to pay or post any bond in connection with any such equitable relief.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has caused this Purchase and Sale Agreement to be duly executed and delivered in its name and on its behalf, all as of the date and year first above written.

GRANITE BROADCASTING CORPORATION

By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Senior Vice President-Chief Financial Officer

WXON, INC.

By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Vice President

WXON LICENSE, INC.

By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Vice President

AM BROADCASTING WDWB, INC.

By:	/s/ Ken Brotman
Name: Ken Brotman
Title:

APA Signature Page